UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]
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(Amendment No. 1)
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

STERLING CONSTRUCTION COMPANY, INC.
(Name of Registrant as Specified In Its Charter)
______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073
Telephone: (281) 821-9091

Notice of the 2014 Annual Meeting of Stockholders

Notice is hereby given that the 2014 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:	May 9, 2014
Place:	One Hughes Landing 1800 Hughes Landing Boulevard — 2nd Floor The Woodlands, Texas 77380
Time:	9:00 a.m. local time
Purposes:	1.	To elect the following directors:

Three Board nominees as Class I directors, each to serve for a term of three years.

One Board nominee as a Class II director to serve until the expiration of the Class II term in 2015.

One Board nominee as a Class III director to serve until the expiration of the Class III term in 2016.

2.
To approve the adoption by the Board of Directors of an amendment of Article IV of the Company's Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 19 million shares to 28 million shares.

3.	To approve the adoption by the Board of Directors of an amendment of Article VI of the Company's Certificate of Incorporation to declassify the directors of the Company.

4.	To approve the adoption of an amendment of the Company's Stock Incentive Plan to increase the number of shares of common stock that may be issued under the plan by 900,000 shares.

5.	To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2014.

6.	To approve the compensation of the Company's named executive officers for 2013 (an advisory vote) as set forth in the Proxy Statement.

7.	To transact any other business that properly comes before the meeting.

Only the stockholders of record at the close of business on March 11, 2014 are entitled to notice of the meeting and to vote at the meeting or any adjournment of it.

By Order of the Board of Directors
April 9, 2014	Roger M. Barzun, Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 9, 2014:

the proxy statement, the form of proxy and the annual report to stockholders for the year ended December 31, 2013 are available at the company's internet website www.sterlingconstructionco.com on the "investor relations" page.

STERLING CONSTRUCTION COMPANY, INC.
Proxy Statement for the 2014 Annual Meeting of Stockholders
Table of Contents

GENERAL INFORMATION	1
The Record Date	1
Methods of Voting	1
Voting in Person	1
Voting by Proxy	1
Revocation of a Proxy	2
Quorum, Vote Required and Method of Counting	2
The Quorum for the Meeting	2
Vote Required	2
Method of Counting	3
The Solicitation of Proxies and Expenses	3
The 2013 Annual Report	4
ELECTION OF DIRECTORS (Proposal 1)	4
The Composition of the Board	4
Director Independence	4
The Nominees and Continuing Directors	5
Background of the Nominees	5
Experience, Qualifications, Attributes and Skills of Nominees and Directors	8
AMENDMENT OF ARTICLE IV OF THE CERTIFICATE OF INCORPORATION (Proposal 2)	10
Adoption of the Amendment	10
Required Approval	10
Reasons for the Amendment	10
Effect of the Amendment	10
AMENDMENT OF ARTICLE VI OF THE CERTIFICATE OF INCORPORATION (Proposal 3)	11
The Amendment	11
Required Approval	11
Background and Reasons for the Proposed Amendment	11
AMENDMENT OF THE STOCK INCENTIVE PLAN (Proposal 4)	12
Summary of the Stock Incentive Plan	12
Purpose	12
Eligibility	13
Administration of the Plan	13
Stock Options.	13
Restricted Stock Awards	13
Other Awards	13
Amendment of Grants and Awards	14
Calendar Year Per-Participant Limitation	14
Amendment of Plan	14
Federal Income Tax Information	14
Tax Treatment of Non-Statutory Stock Options	14
Tax Treatment of Incentive Stock Options	14
Tax Treatment of Stock Awards	15

- i -

Plan Benefits	15
Directors' Standard Compensation Arrangements	15
The 2014 Stock Incentive Plan	16
RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 5)	16
APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION FOR 2013 (an advisory vote) (Proposal 6)	16
The Vote on Executive Compensation	16
Summary of 2013 Executive Compensation	17
BOARD OPERATIONS	18
Corporate Governance	18
Communicating with the Board	18
The Board's Leadership Structure	18
The Board's Risk Oversight	18
Nomination of Directors	19
Election of Directors by Majority Vote	20
Directors' Attendance at Meetings in 2013	20
The Audit Committee	20
The Audit Committee Report	21
The Compensation Committee	21
Compensation Committee Interlocks and Insider Participation	22
The Compensation Committee Report	22
The Corporate Governance & Nominating Committee	23
Director Compensation	23
Standard Director Compensation Arrangements	24
STOCK OWNERSHIP INFORMATION	25
Security Ownership of Certain Beneficial Owners and Management	25
Policies Regarding Hedging, Retaining and Pledging Company Stock	28
Section 16(a) Beneficial Ownership Reporting Compliance	28
EXECUTIVE COMPENSATION	28
The Executive Officers	28
Compensation Discussion and Analysis	29
Overall Compensation Goals, Principles and Policies	29
Methods of Compensation	29
Elements of Compensation	31
Levels of Compensation — General	32
Levels of Compensation — Incentive Compensation	33
Change in Control Agreements	35
Compensation Policies and Practices — Risk Management	35
Employment Agreements of the Named Executive Officers	38
Mr. Manning's Employment Agreement	39
Potential Payments upon Termination or Change-in-Control	40
Summary Compensation Table for 2013	41
Grants of Plan-Based Awards for 2013	43
Option Exercises and Stock Vested for 2013	45
Outstanding Equity Awards at December 31, 2013	45
Equity Compensation Plan Information	46

- ii -

PERFORMANCE GRAPH	47
TRANSACTIONS WITH RELATED PERSONS	48
Policies & Procedures for the Review, Approval or Ratification of Transactions with Related Persons	49
INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES	49
Audit Fees	50
Audit-Related Fees	50
Tax Fees	50
All Other Fees	50
Procedures for Approval of Services	50
SUBMISSION OF STOCKHOLDER PROPOSALS	50
APPENDIX I	51
APPENDIX II	51

_____________

- iii -

STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Tel.: (281) 821-9091

proxy statement
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board.  The Company is making this Proxy Statement, the form of proxy and the Company's 2013 Annual Report on Form 10-K available to stockholders starting on April 9, 2014 in connection with the solicitation of proxies by the Board for the 2014 Annual Meeting of Stockholders.  The Annual Meeting will be held on Friday, May 9, 2014 at 9:00 a.m. local time at One Hughes Landing, 1800 Hughes Landing Boulevard — 2nd Floor, The Woodlands, Texas 77380.

On April 9, 2014, the Company posted the proxy materials on the Company's website:

www.SterlingConstructionCo.com

as well as on the website of the Company's Transfer Agent:

http://www.astproxyportal.com/ast/04770

The Company is mailing to all stockholders of record on March 11, 2014, the Record Date, a printed set of the proxy materials, including a proxy card on which stockholders can indicate how they wish their shares voted.

The Record Date.  The Company has established March 11, 2014 as the Record Date.  The persons or entities whose names appear on the records of the Company as holders of the Company's common stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or at any adjournment of the meeting.  On the Record Date, there were 16,670,372 shares of the Company's common stock outstanding.

Methods of Voting.  As a holder of common stock of the Company on the Record Date, you may vote your shares either by coming to the Annual Meeting and voting in person, or by appointing someone to vote your shares for you by giving that person a proxy.

Voting in Person.  To vote your shares in person, come to the meeting at the date, time and address set forth above in the Notice of the 2014 Annual Meeting of Stockholders and you will be given a ballot on which you can vote your shares on each of the proposals.

Voting by Proxy.  In this Proxy Statement, you are being asked to appoint each of Patrick T. Manning, the Company's Chairman of the Board of Directors; Thomas R. Wright, the Company's Executive Vice President & Chief Financial Officer; and Roger M. Barzun, the Company's Senior Vice President & General Counsel, as your proxy to vote your shares the way you direct, both at the Annual Meeting and at any adjournment of the meeting.  Stockholders have the option to vote by proxy in three ways:

•	Via the Internet: You may vote via the Internet by following the instructions on the proxy card.

•
By Telephone: You may vote by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from a foreign country using a touch-tone telephone, and by following the instructions given to you. You should have your proxy card with you when you make the call so that you can input the numbers found on your proxy card when asked to do so.

•	By Mail: You may vote by mail by completing, signing and dating the proxy card and mailing it in the envelope that will be provided to you.

If your shares are held by a bank, a broker or by another nominee holder of record, please refer to the information provided to you by the nominee about your voting options.

If you vote by proxy, your shares will be voted as you direct if —

•	Your proxy is properly completed;

•	Your proxy is received by the Company before the Annual Meeting; and

•	Your proxy is not revoked by you before the voting.

If you do not specify on your proxy how you want your shares voted, they will be voted in the following way:

FOR	the election of three Class I nominees, one Class II nominee and one Class III nominee (Proposal 1).

FOR
the approval of an amendment of Article IV of the Company's Certificate of Incorporation to increase the shares of common stock the Company is authorized to issue from 19 million shares to 28 million shares (Proposal 2)

FOR	the approval of an amendment to the Company's Certificate of Incorporation to declassify directors (Proposal 3).

FOR	the approval of an amendment of the Company's Stock Incentive Plan to increase the shares of common stock issuable under the plan by 900,000 shares (Proposal 4).

FOR	the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2014 (Proposal 5).

FOR	the approval of the compensation of the Company's named executive officers for 2013 as set forth in this Proxy Statement (Proposal 6) (an advisory vote).

The Board does not know of any other proposal that will be presented for consideration at the Annual Meeting.

Revocation of a Proxy.  You may revoke a proxy you have already given in any one of the following three ways:

•	By sending to the Secretary of the Company, at the Company's address set forth above, a written statement that you wish to revoke your proxy;

•	By submitting another proxy dated later than a previous proxy; or

•	By attending the Annual Meeting in person and notifying the chairman of the meeting that you wish to vote in person.

Quorum, Vote Required and Method of Counting

The Quorum for the Meeting.  A quorum must be present in order to hold the Annual Meeting.  A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date.  Holders of shares of common stock who are either present at the Annual Meeting in person or through representation by a proxy (including those who furnish a proxy, but who abstain from voting or who do not vote on one or more of the proposals) will be counted for purposes of determining whether there is a quorum present at the meeting.

Vote Required.  Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting.

Proposal 1.	To be elected a director, a nominee must receive more votes for his or her election than against.

Proposals 2 & 3.	The approval of two amendments of the Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company.

Proposal 4, 5 & 6.
The approval of an amendment of the Company's Stock Incentive Plan to increase the shares issuable under the plan;

The ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2014; and

The advisory vote to approve the compensation of the named executive officers for 2013 —

all require the affirmative vote of the holders of a majority of the common stock represented and entitled to vote at the meeting.

As described below, under the heading Amendment of the Stock Incentive Plan (Proposal 4), the Board of Directors has made the approval of the amendment of the Plan contingent upon the approval by stockholders of the increase in the number of shares of common stock the Company is authorized to issue, Proposal 2.

Under the heading Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal 5)  there is more information on the effect of your vote on that proposal.

Method of Counting.  The Company will not count as votes cast on a proposal either the shares of stockholders who abstain from voting on that proposal, or the shares held in "street" name by banks, brokers or nominees who indicate on their proxies that they do not have the discretionary authority to vote the shares on the proposal.  The latter are known as broker non-votes.

Proposal 1.
Election of Directors.  The election of a director does not require a minimum number of votes.  Therefore, abstentions and broker non-votes will have no effect on the voting for the election of directors.

Proposals 2 & 3.
Amendments of the Certificate of Incorporation.  An abstention or broker non-vote on Proposals 2 and 3 has the effect of a no vote because of the requirement that the proposal receives the affirmative vote of the holders of at least a majority of the shares of the Company's outstanding common stock.

Proposals 4, 5 & 6.
Approval of an Amendment of the Company's Stock Incentive Plan.
Ratification of the Appointment of Grant Thornton LLP.
Approval of the Named Executive Officer Compensation for 2013.

Because each of these three proposals requires an affirmative vote of the holders of a majority of the shares that make up the meeting's quorum, abstentions and broker non-votes will have the effect of votes against the proposal.

The Solicitation of Proxies and Solicitation Expenses.  In addition to the solicitation of proxies by means of this Proxy Statement, directors, officers and employees of the Company and a third-party solicitation agent may solicit proxies using personal interviews, telephone calls, facsimile transmissions and e-mails.  The cost of the proxy solicitation agent, Georgeson Inc., will be borne by the Company and is anticipated to be no more than $8,500 plus reimbursement of out-of-pocket expenses.   The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit votes from their customers who are beneficial owners, but not record holders, of common stock, and to forward or make available proxy solicitation materials to those beneficial owners.  The Company will reimburse them for the reasonable out-of-pocket expenses they incur in doing so and will pay the expenses of preparing, printing and mailing this Proxy Statement, the form of proxy, the Company's Annual Report on Form 10-K for 2013, and any other solicitation materials.

The 2013 Annual Report. A copy of the Company's Annual Report on Form 10 K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission (SEC), contains financial statements and other information of interest to stockholders. The Annual Report and all other proxy materials are being mailed to stockholders, but may also be obtained from the Company's website, www.SterlingConstructionCo.com on the "Investor Relations" page.

ELECTION OF DIRECTORS (Proposal 1)

The Composition of the Board.  The Company’s Certificate of Incorporation provides for the division of directors into three classes, each class to be as nearly equal in number as reasonably possible.  The term of each class is three years, and the terms are staggered so that at each Annual Meeting of Stockholders, the terms of one class of directors expires.  A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board.  In any of those circumstances, the Board has the authority to appoint a replacement director.  To be elected by stockholders, a director must receive more votes for his or her election than against.

The Board has decided to phase out the classification of directors, which requires an amendment of the Company's Certificate of Incorporation.  See the information below on the proposal to declassify the directors of the Company under the heading Amendment of Article VI of the Certificate of Incorporation (Proposal 3).

The Bylaws of the Company permit the Board to determine from time to time how many directors the Company will have.  The Board has set the current size of the Board at ten directors, and from and after the Annual Meeting (until a further change is made) the size of the Board has been set at nine directors.

the board of directors recommends that stockholders vote for each director nominee

Director Independence.  The following table shows the Company's incumbent independent directors at the date of this Proxy Statement and the committees of the Board on which they serve.

Each director listed satisfies the Nasdaq Stock Market's definition of an independent director.  None of them has been an employee of the Company within the past three years and none of them (or their family members) have any connection with the Company other than as directors.  No other factors affected the Board’s determination that these directors are independent.  Each member of the Company's three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee, satisfies Nasdaq's independence standards for service on those committees.  The members of the Audit Committee also satisfy the independence requirements of the SEC's Regulation §240.10A-3.  The independent directors have elected Maarten D. Hemsley the Board's Lead Director.

Independent Directors(1)	Board Committee Assignments
Marian M. Davenport	Compensation Committee
Robert A. Eckels	Audit Committee, Compensation Committee, Corporate Governance & Nominating Committee
Maarten D. Hemsley	Audit Committee, Compensation Committee, Corporate Governance & Nominating Committee
Charles R. Patton	Compensation Committee
Richard O. Schaum	Audit Committee, Compensation Committee
Milton L. Scott	Audit Committee, Corporate Governance & Nominating Committee
Paul J. Varello	Audit Committee

(1) John D. Abernathy retired from the Board in January 2014.

The Nominees and Continuing Directors. The following table lists the nominees for election as directors as well as the directors whose terms do not expire at the Annual Meeting. Each of the nominees has stated a willingness to serve if elected. If any nominee is unable to serve, the proxy holders may vote for a substitute nominee. The Board has no reason to believe that any of the nominees will be unable to serve. A proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement. Information about the number of shares of common stock of the Company owned by the nominees and the continuing directors can be found below under the heading Stock Ownership Information.

Nominees	Current Position	Age	Class	Director Since	Year Term Expires (if elected)
Marian M. Davenport	Director	60	I	2014	2017
Robert A. Eckels	Director	56	I	2010	2017
Joseph P. Harper, Sr.	Director	68	I	2001	2017
Charles R. Patton	Director	54	III	2013	2016
Paul J. Varello	Director	70	II	2014	2015
Incumbent Directors*		Age	Class	Director Since	Year Term Expires
Maarten D. Hemsley	Director (Lead Director)	64	III	1998	2016
Peter E. MacKenna	President & Chief Executive Officer, Director	51	III	2012	2016
Richard O. Schaum	Director	67	II	2010	2015
Milton L. Scott	Director	57	II	2005	2015

*	Patrick T. Manning, who is an incumbent Class I director and Chairman of the Board, has not been nominated for re-election because he is retiring when his term expires at the 2014 Annual Meeting.

Background of the Nominees.

Marian M. Davenport.  Ms. Davenport is currently the Executive Director of the Houston, Texas office of Genesys Works, a nationally-recognized nonprofit organization that trains and employs economically disadvantaged high school students to work as professionals in major corporations during their senior year.  From September 2004 to March 2013, Ms. Davenport was associated with Big Brothers Big Sisters, a non-profit organization that provides one-to-one mentoring for children.  She held various positions in its affiliated organizations, including serving from September 2004 to June 2010 as President & Chief Executive Officer of Big Brothers Big Sisters of Greater Houston, and from June 2010 to March 2013 as Senior Vice President, Operations and Capacity Building of Big Brothers Big Sisters Lone Star.  From April 1997 to December 2002, Ms. Davenport was employed by Dynegy Inc., a publicly-traded company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution.  She joined Dynegy as General Counsel, Commercial Development and rose to the position of Senior Vice President, Legislative and Regulatory Affairs.

Ms. Davenport holds a Bachelor of Arts, Liberal Arts and Sciences degree from The Colorado College, of Colorado Springs, Colorado, and a JD degree from the University of Denver, College of Law, in Denver, Colorado.  Ms. Davenport is a member of the bar of Texas.

Robert A. Eckels.  Mr. Eckels is President of Texas Central High-Speed Railway, LLC, a high-speed rail development company linking the Texas cities of Houston and Dallas/Fort Worth.  He is also a member of the Texas-based law firm of Gray, Reed & McCraw, LLC.  His practice concentrates on Corporate Law, Finance, Public-Private Partnerships and Homeland Security and Disaster Law.  Before joining Gray, Reed, from March 2009 through March 2011, Mr. Eckels operated his own independent legal practice.  From March 2007 through March 2009, Mr. Eckels was a partner in the international law firm of Fulbright & Jaworski, LLP (now known as Norton Rose Fulbright).  For twelve years before joining Fulbright & Jaworski, from January 1995 to March 2007, Mr. Eckels was County Judge of Harris County, Texas, which includes the city of Houston, as well as Chairman of the Harris County Toll Road Authority.  As Harris County Judge, Mr. Eckels was the presiding officer of the Commissioners Court, which is the governing body of the county, and was responsible for the executive, legislative and judicial functions of a county of nearly four million residents.  Mr. Eckels has also served on several boards and councils in the Houston-Galveston region, as well as on state boards and commissions and federal advisory commissions.  He serves as a member and chair of the Texas County and District Retirement System board, a governor-appointed, non-paid board, with responsibility for the oversight of a more than $24 billion public pension fund.  From January 1983 to January 1995, Mr. Eckels served as a member of the Texas House of Representatives.  Mr. Eckels received a B.S. degree from the University of Houston, a J.D. degree from South Texas College of Law and is a member of the bar in Texas, New York, Colorado and the District of Columbia.

Joseph P. Harper, Sr.  Mr. Harper has been a director of the Company since July 2001.  He was employed by Texas Sterling Construction Co. (TSC) from 1972 until January 2013 and was Chief Financial Officer of TSC for approximately 25 years until August 2004, when he became Treasurer of TSC.  In addition to his financial responsibilities, Mr. Harper performed both estimating and project management functions.  He became the Company's President and Chief Operating Officer in July 2001 and Treasurer in May 2006.  In January 2013, Mr. Harper retired as an employee and officer of the Company.  Mr. Harper is a certified public accountant.

Charles R. Patton.  Mr. Patton is the President & Chief Operating Officer of Appalachian Power Company, which serves approximately one million customers in West Virginia, Virginia and Tennessee, with responsibility for distribution operations and a wide range of customer and regulatory relationships, a position he has held since June 2010.  Appalachian Power Company is a unit of American Electric Power Company, Inc. (AEP), one of the largest publicly-traded utilities in the United States.  From June 2008 to June 2010, Mr. Patton served as Senior Vice President of Regulatory Policy and subsequently Executive Vice President of AEP's Western Utilities where he was responsible for oversight of utilities in Texas, Louisiana, Arkansas and Oklahoma.  Prior to that, from May 2004 to June 2008, Mr. Patton was President and Chief Operating Officer of AEP Texas, and held various other executive roles, with responsibility for external affairs in Texas and in the Southwestern region of AEP.  Before joining AEP in December 1995, Mr. Patton spent nearly 11 years in the energy and telecommunications business with Houston Lighting & Power Company.  Mr. Patton also serves as a director of the Richmond Federal Reserve Bank.  Mr. Patton received a bachelor’s degree (cum laude) from Bowdoin College in Brunswick, Maine, and a master’s degree from the LBJ School of Public Policy at the University of Texas in Austin.

Paul J. Varello.  Mr. Varello is the Founder and former Chairman of Commonwealth Engineering & Construction, LLC (CEC) of Houston, Texas, an engineering and construction management company specializing in the design and construction of major capital projects for the oil & gas, refining, alternative fuels, power, and related energy industries.  Prior to founding CEC in May 2003, Mr. Varello was Senior Partner of Varello & Associates, a company that provided technical assessments, economic evaluations, estimates and constructability reviews to project lenders, plant operators and engineering companies from September 2001 to May 2003.  From May 1990 to September 2001, Mr. Varello was Chairman of the Board and Chief Executive Officer of American Ref-Fuel Company of Houston, Texas.  The company was formed as a joint venture of two publicly-traded companies to develop, own and operate plants that convert solid municipal waste into energy.  For the eighteen years prior to 1990, Mr. Varello was with Fluor Corporation, a Fortune 500 company that provides engineering, procurement, construction, maintenance, and project management services to a wide range of global clients.  Mr. Varello started with Fluor as a project construction manager and rose to President of the Process Sector.

Mr. Varello has served on the board of directors of two public companies.  From 2005 to 2012, he was a director of Sims Metal Management Limited (NYSE: SMS and ASX: SGM), a global recycler of metals and electronics headquartered in Sydney Australia.  From 1992 to 1999, Mr. Varello served on the board of Ryland Group, Inc. (NYSE: RYL), a homebuilder and a mortgage-finance company located in the United States.

Mr. Varello is a Registered Professional Engineer in California, Texas and Louisiana, and holds a Bachelor of Civil Engineering from Villanova University. He is also a graduate of Harvard Business School's Advanced Management Program.

Background of the Continuing Directors.

Maarten D. Hemsley.  Mr. Hemsley served as the Company's President and Chief Operating Officer from 1988 until 2001, and as its Chief Financial Officer from 1998 until August 2007.  From January 2001 until March 2012, when he retired, Mr. Hemsley was a consultant to, or employee of, Harwood Capital LLP (Harwood) (formerly JO Hambro Capital Management Limited) an investment management company based in the United Kingdom.  During that period, Mr. Hemsley served as a Fund Manager, Senior Fund Manager and Senior Advisor to several investment funds managed by Harwood.  Mr. Hemsley is a director of Sevcon, Inc., a U.S. public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom.  Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.

Peter E. MacKenna.  Mr. MacKenna was elected the Company's Chief Executive Officer effective September 1, 2012 and its President on January 28, 2013.  From April 1995 until he joined the Company, Mr. MacKenna was employed by Skanska AB as President and CEO of various of its operating companies.  Skanska AB is a Fortune 500 public company and one of the ten largest construction companies in the world.  Most recently, from March 2009 until September 2012, Mr. MacKenna served as Executive Vice President and Chief Strategy Officer of Skanska USA Civil where he was responsible for increasing its revenues through a combination of acquisitions and organic growth, and oversaw the development of its acquisition strategy and acquisition integration planning.  Before that he had responsibility for integrating businesses separately acquired by Skanska into a cohesive organization.

Richard O. Schaum.  Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003.  From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. and led its vehicle systems development group.  Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, most recently, from January 2000 until his retirement in March 2003, as Executive Vice President, Product Development.  Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President from 2007 to 2008.  He earned a B.S. in Mechanical Engineering from Drexel University and an M.S. in Mechanical Engineering from the University of Michigan.  Mr. Schaum is currently a director of BorgWarner Inc., a publicly-traded company that manufactures and sells technologies for engines and drive trains, and Gentex Corporation, a publicly-traded company that manufactures and sells automotive electro-chromic dimming mirrors, windows, camera-based driver assist systems, and commercial fire protection products.

Milton L. Scott.  Mr. Scott is Chairman and Chief Executive Officer of the Tagos Group, LLC.  The company provides expertise in Supply Chain Advisory Services, Oilfield Support Products & Services, Outsourced Technology and Procurement and Concrete Products and Services.  Mr. Scott is also Chairman and Chief Executive Officer of CorrLine International, LLC, a private company that manufactures Corrx, a surface decontamination product that treats and destroys the primary cause of premature coating failures.  He was previously associated with Complete Energy Holdings, LLC, a company of which he was Managing Director until January 2006 and which he co-founded in January 2004 to acquire, own and operate power generation assets in the United States.  From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets.  From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution.  From July 1977 to October 1999, Mr. Scott was a partner with the Houston office of Arthur Andersen LLP, a public accounting firm, where from 1996 to 1999, he served as partner in charge of the Southwest Region Technology and Communications practice.  Within the past five years, Mr. Scott was, but is no longer, a director of W-H Energy Services, Inc., which at the time was a publicly-traded company in the oilfield services industry.

Experience, Qualifications, Attributes and Skills of Nominees and Directors.

The following describes the basis on which the Corporate Governance & Nominating Committee has concluded that the incumbent directors (listed alphabetically below) some of whom are nominees, should continue to serve as directors of the Company.  As more fully described below in the section entitled Nomination of Directors under the heading Board Operations, the Corporate Governance & Nominating Committee typically does not look for a specific experience, qualification, attribute or skill in nominating a director for election or re-election, but rather tries to find a person whose overall combination of those factors would enable him or her to make valuable contributions to the Board.

Ms. Davenport.  Ms. Davenport brings to the Board her background as a lawyer, with experience in corporate governance and securities compliance, having served as general counsel of a public company.  In addition, she has extensive experience as an executive in the energy industry as a result of managing the development of large natural gas-fired power plants and where she served as a change agent to improve performance of critical company functions, including human resources.  Ms. Davenport's more recent career in the non-profit sector providing mentoring and workforce development opportunities for disadvantaged youth will bring a new perspective and expertise to the Company, which is in an industry where finding competent candidates for employment at all levels is more and more competitive.  In sum, Ms. Davenport's extensive background in both the for-profit and non-profit sectors will bring cognitive diversity to the Board and the Compensation Committee on which she serves.

Mr. Eckels has a long and distinguished background in the public sector as well as broad experience and a strong interest in transportation matters.  These are two areas in which other directors have no particular experience or expertise and ones which enable Mr. Eckels to assist the Board as the Company seeks to expand its business into design-build, CM/GC (construction manager/general contractor) and other project delivery methods, which are alternatives to the traditional fixed unit price, low bid process, and in which success is based not only on bid price, but also on reputation, marketing and quality.  In addition, Mr. Eckels's knowledge and experience described in his biographical data help the Board oversee the Company's efforts to bid successfully on the kind of large, transportation infrastructure projects on which it has worked in the past.  In furtherance of his corporate governance education, in 2012 he became a Board Leadership Fellow of the National Association of Corporate Directors (NACD) by completing NACD’s comprehensive program of study for corporate directors, which the Company believes will enhance his effectiveness as a member of the Company's Audit Committee, Compensation Committee and Corporate Governance & Nominating Committee.

Mr. Harper has forty years of experience in heavy civil construction with the Company.  His operational skills combined with financial acumen developed as chief financial officer for many years enable him as a director to aid the Board in making assessments and decisions about the Company's annual budgets, its capital expenditures, and cash management; to assess the risks of entry into new types of construction projects; and to evaluate the strategic direction of the Company's acquisition program.

Mr. Hemsley has extensive financial experience and managerial skills gained over many years as chief financial officer of the Company for thirteen years and as its President for seven years; through his recent position managing investment funds; and his responsibilities during his career as chief financial officer of several medium-sized public and private companies in a variety of business sectors in the U.S. and Europe.  His knowledge of the Company derived from more than twenty years' service, as well as his analytical skills honed as a fund manager in making investment decisions and overseeing the management of a wide range of portfolio companies, enable him to contribute to the Board's oversight of the Company's business, its financial risks, its executive compensation arrangements, the risks inherent in its acquisition program, and in post-acquisition integration issues.

Mr. MacKenna has more than 25 years of civil construction experience, which includes both operational experience in water, waste water, heavy highway, transit, marine, and foundation construction as well as extensive business experience in acquisition analysis and strategy, and post-acquisition integration.  These are all areas that the Board believes are critical to the Company's future success and growth.  His construction experience has been in an enterprise much larger than the Company, and as a result, he brings to the Board many of the techniques, processes and procedures that the Company will need as it integrates its operations and continues to grow.

Mr. Patton, as evidenced by his biographical data, above, has extensive experience in the utilities industry combined with high-level management experience, both of which have already and will continue to benefit the Board in its deliberations by bringing a different perspective than any other director.

Mr. Schaum has extensive executive and management experience at all levels in a Fortune 100 company, and knowledge of, and interest in, corporate governance matters, gained on the board of a Fortune 500 company.  In addition, his technical background and his operating experience at all levels of management contribute to the breadth and depth of the Board's deliberations.

Mr. Scott has many years of experience as an audit partner at a large public accounting firm; leadership, managerial and corporate governance skills acquired during his tenure as a senior executive at a Fortune 500 company; and entrepreneurial skills developed through the founding of several companies in the energy and service sectors.  He has also served as a chief executive officer of private companies and as a lead director at a public company.  Mr. Scott's background and experience enable him to bring to the Board and its deliberations a broad range and combination of valuable insights as well as leadership skills, particularly in his role as Chairman of the Board's Audit Committee.

Mr. Varello's background encompasses a diversity of experience in engineering, construction, executive management and board service that will enhance both the scope and breadth of the Board's expertise as a group, thereby contributing to the overall performance of the Board's responsibilities.

______________

AMENDMENT OF ARTICLE IV OF THE CERTIFICATE OF INCORPORATION (Proposal 2)

Adoption of the Amendment.  On March 13, 2014, the Board of Directors adopted, subject to the approval of the stockholders, an amendment of Section 4.1(b) of Article IV of the Company's Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 19 million shares to 28 million shares.  Pursuant to the Delaware General Corporation Law (DGCL), the Board has declared the amendment to be advisable.  The text of the amendment is set forth in Appendix I to this Proxy Statement.

Required Approval.  The approval of the amendment requires the affirmative vote of the holders of at least a majority of the Company's outstanding shares of common stock.  At April 1, 2014, there were 16,677,094 shares of common stock outstanding.  If the amendment is approved by stockholders, it will become effective when it is filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly after the Annual Meeting.  However, in accordance with the DGCL, notwithstanding the authorization of the proposed amendment by the stockholders, the Board is permitted to abandon the proposed amendment without further action by the stockholders, but it has no intention of doing so.

Reasons for the Amendment.  The Board of Directors believes that an increase in the number of shares of common stock the Company is authorized to issue is needed for several reasons.  There currently remain only 2.2 million shares of common stock available for issuance for general corporate purposes after deducting the approximately 120,000 shares currently reserved for issuances of common stock under the Company's Stock Incentive Plan.  If the number of Stock Incentive Plan shares is increased by 900,000 shares as described in Proposal 4, below, without an increase in the total shares the Company is authorized to issue, there would be only 1.3 million shares available.  For this reason, the Company has made the approval of the increase in the number of shares that may be issued under the Plan contingent upon the approval of this Proposal 2.

On March 14, 2014, the Company entered into an amendment of its credit agreement with its lending bank to obtain a waiver of a covenant default in the fourth quarter of 2014.  One of the requirements of the amendment is to raise $20 million in equity by September 30, 2014.  At the Company's current stock price, the remaining 2.2 million authorized shares would be inadequate to raise that amount of equity.  While the Company's primary goal is to satisfy the $20 million requirement, the Company may also seek to raise additional capital to substantially reduce its outstanding debt, and thereby place the Company in a better position to pursue its acquisition strategy, which is described in the Company's Annual Report on Form 10-K.  The Company has in the past made, and expects in the future to make, a portion of any acquisition purchase price payable in shares of common stock so that the seller has an incentive to support and contribute to the success of the Company after the acquisition, whether or not the seller remains part of the Company.

Effect of the Amendment.  The issuance by the Company of additional shares of common stock would have the effect of diluting the percentage ownership of current stockholders of the Company.  In addition, in the absence of a proportionate increase in the Company’s earnings and book value, an increase in the number of outstanding shares of common stock would dilute the earnings per share and book value per share of currently outstanding shares of common stock.

The Board of Directors recommends that stockholders vote for the approval of the Amendment of Section 4.1(b) of Article IV of the Certificate of Incorporation
______________

AMENDMENT OF ARTICLE VI OF THE CERTIFICATE OF INCORPORATION (Proposal 3)

Adoption of the Amendment.  Section 6.2 of Article VI of the Company's Certificate of Incorporation currently provides that the Board of Directors is to be divided into three classes in accordance with Section 141(d) of the Delaware General Corporation Law (DGCL).  The classes are designated Class I, Class II and Class III, with directors divided among the classes in as nearly equal numbers as possible.  The directors in each class are elected to three-year terms with the terms of one of the classes expiring each year at the annual meeting of stockholders.

On November 8, 2013, the Board of Directors adopted an amendment of the Certificate of Incorporation, subject to stockholder approval, to phase out the classes.  The amendment is designed to achieve this result over a three-year period beginning with the 2015 Annual Meeting of Stockholders so that it is completed by the 2017 Annual Meeting of Stockholders.  The Board considered the practice of other companies in this regard when it adopted the amendment.  Pursuant to the DGCL, the Board of Directors has declared the amendment of Section 6.2 of Article VI to be advisable.

Required Approval.  The approval of the amendment requires the affirmative vote of the holders of at least a majority of the Company's outstanding shares of common stock.  At April 1, 2014, there were 16,677,094 shares of common stock outstanding.  If the amendment is approved by stockholders, it will become effective when filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly after the Annual Meeting.  However, in accordance with the DGCL, notwithstanding the authorization of the proposed amendment by the stockholders, the Board is permitted to abandon the proposed amendment without further action by the stockholders, but it has no intention of doing so.

Reasons for the Amendment.  The Board believes that the declassification of directors should be accomplished in a way that does not shorten any incumbent director's current term of office so as to preserve the continuity of his or her service on the Board.

In both 2012 and 2013, the Board considered the advantages and disadvantages of retaining the classification of directors.  Among the advantages the Board considered are the stability and continuity that result from having directors serve for more than a one-year term.  The longer term, with its increased knowledge of the Company's business, also enhances directors' independence from management.  Having directors serving in different classes also provides a measure of protection against hostile acquisitions and proxy contests that may not be in the best interests of stockholders, and it encourages directors to take a long-term perspective and thereby facilitates strategic planning.

On the other hand, directors noted that there is a growing investor sentiment in favor of the annual election of all directors because it is the primary means by which stockholders can influence corporate governance policies and hold management accountable for implementing those policies.  In addition, declassifying the directors is consistent with the Company's ongoing commitment to corporate governance "best practices."

In late 2013, on the recommendation of the Corporate Governance & Nominating Committee, the Board decided that it was time to start the phase-out of the classification of directors because of a belief that the disadvantages of classification noted above outweigh the advantages.

The following summary of the amendment is qualified in its entirety by reference to the full text of the amendment, which is attached to this Proxy Statement as Appendix II.

Effect of the Amendment.  If the amendment is approved by stockholders, the phase-out will proceed as follows:

•	At the 2015 Annual Meeting of Stockholders, the current three-year terms of Class II directors expire. Their successors will be elected to one-year terms.

•	At the 2016 Annual Meeting of Stockholders, the terms of Class III directors expire. Their successors and the other directors whose terms expire at that meeting will be elected to one-year terms.

•
At the 2017 Annual Meeting of Stockholders, the terms of Class I directors expire.  Their successors and the other directors whose terms expire at that meeting will be elected to one-year terms, at which time, the directors will no longer be divided into classes.

The provision of the Certificate of Incorporation that all directors hold office until the expiration of their terms and until their successors are elected and qualified, or their earlier death, resignation or removal will remain unchanged as it avoids a situation in which there might be no directors serving on the Board.

The Board of Directors recommends that stockholders vote for the approval of the adoption of the amendment of Section 6.2 of Article VI of the Certificate of Incorporation

AMENDMENT OF THE STOCK INCENTIVE PLAN (Proposal 4)

Adoption of the Amendment.  On March 13, 2014, the Board of Directors adopted an amendment of the Company's Stock Incentive Plan, subject to stockholder approval, that authorizes the issuance of an additional 900,000 shares of common stock for grants and awards under the Plan.

Required Approval and Contingency.  The approval of the amendment requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting.  However, the Board has made the approval of the amendment contingent upon the approval by stockholders of Proposal 2, which authorizes an increase of nine million shares in the number of shares of common stock the Company is authorized to issue.  If that the increase is not approved, the Company will need all of the approximately 2.2 million shares that remain authorized for issuance to raise equity to satisfy the requirements of its amended credit agreement, as described above under Proposal 2.

Reasons for the Amendment.  Of the original one million shares authorized for issuance under the Plan, at April 1, 2014, 880,000 shares had been issued as a result of stock option exercises or restricted stock awards, and 7,500 shares had been reserved for issuance under outstanding stock options that have an exercise price of $3.10 per share.  Of the issuances under the Plan, approximately 262,000 shares were still subject to restrictions on their transfer or other disposition at April 1, 2014.  As a result there remain approximately 113,000 shares available for future grants and awards.

Effect of the Amendment.  The increase in Plan shares will enable the Company to continue to make awards in the future to assist in attracting and retaining other personnel who have contributed, or who are expected to contribute, to the growth and development of the Company.  No awards are currently planned to be made under the Plan.

The Board of Directors recommends that stockholders vote for the approval of the amendment of the Company's Stock Incentive Plan.

Summary of the Stock Incentive Plan.  The following is a summary of the material features of the Plan as amended.  The summary is qualified in its entirety by the full text of the Plan, a copy of which is available for review at the principal executive offices of the Company.  In addition, the Company will send to any stockholder without charge a copy of the Plan upon written request to Craig B. Allen, Senior Vice President & Chief Human Resources Officer, at 20810 Fernbush Lane, Houston, Texas 77073.

Purpose.  The purpose of the Plan is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make, or who are expected to make important contributions to the Company by providing those persons with opportunities for equity ownership and performance-based incentives, and thereby to better align the interests of those persons with the interests of the Company's stockholders.  The Plan expires on May 6, 2021.

Eligibility.  Eligible participants include —

•	The approximately 1,650 employees of the Company and its subsidiaries, of whom eight are officers of the Company and one is a director of the Company;

•	The Company's eight non-employee directors; and

•	Consultants and advisors of the Company.

On the date the Board adopted the amendment of the Plan, participants in the Plan consisted of six non-employee directors of the Company, one director who is an officer of the Company, six other officers of the Company, and approximately twenty-one employees of the Company and its subsidiaries who are neither directors nor officers of the Company.  No new awards under the Plan have been made that are subject to stockholder approval.

Shares Issuable under the Plan.  If this Proposal 4 is approved by stockholders, which, as noted above, is contingent upon the approval by stockholders of an increase in the Company's authorized shares (Proposal 2), the Plan will be authorized to issue a total of 1.9 million shares, of which approximately 880,000 have already been issued or are subject to issuance under outstanding stock options, and one million shares will be available for future issuances.  Shares subject to stock options that expire unexercised and shares of restricted stock awards that are forfeited are returned to the pool of shares available for issuance under the Plan.  Participants in the Plan are permitted to use shares subject to their options to pay the exercise price, and to use shares of their restricted stock awards that are being released from restrictions to satisfy the Company's tax withholding obligations occasioned by the release.  Shares used for that purpose are also returned to the pool of shares available for issuance under the Plan.

Administration of the Plan.  The Plan is administered by the Board of Directors, which has the authority to adopt, amend and repeal administrative rules, guidelines and practices relating to the Plan, and to interpret its provisions.  So long as the Company's common stock is registered under the Securities Exchange Act of 1934, the Board of Directors is required to delegate and has delegated the administration of the Plan to the Board's Compensation Committee, which is made up of four independent directors.

Stock Options.  The Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code as well as non-statutory stock options.

The Committee establishes and specifies the exercise price under an option in accordance with applicable laws, rules and regulations; the time or times at which the Option is exercisable; and the term of the option.  Options are granted at an exercise price equal to the closing price of the common stock on the date of the grant.  Options granted under the Plan typically will vest over time and can be exercised no more than ten years after the date of the grant.  No consideration is payable to the Company by the recipient for the grant of a stock option.

Restricted Stock Awards.  The Committee may make awards entitling the recipient to acquire shares of Common Stock subject to the right of the Company to repurchase from the recipient all or some of such shares at their issue price or other stated or formula price, or may make awards without requiring any payment therefor that are subject to forfeiture of the shares covered by the award in the event that conditions specified by the Committee in the award agreement are not satisfied prior to the end of a restriction period or periods established for the award.

Other Awards.  The Committee also has the right to make any other awards of, and based on, the Company's common stock having terms and conditions that the Committee determines, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock, and the grant of stock appreciation rights.

Amendment of Grants and Awards.  The Board may amend or terminate any outstanding grant or award by substituting another award of the same or a different type; by changing the date of exercise or realization; and/or by converting an incentive stock option into a non-statutory stock option.  The grant or award holder must consent to the amendment or termination unless the Board determines that it would not materially and adversely affect the holder.

Notwithstanding the authority to amend grants and awards, except in connection with a corporate transaction involving the Company such as a stock dividend, or distribution, stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transaction(s)), the Company may not without stockholder approval: (a) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights; (b) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or (c) cancel outstanding options or stock appreciation rights with an exercise price above the current stock price in exchange for cash or other securities.

Calendar Year Per-Participant Limitation.  In order to comply with current tax laws, the Company amended the per-participant limitations as follows:

•	The maximum number of shares of the Company's common stock subject to options granted to any one participant in any calendar year was reduced from 350,000 to 100,000.

•
The maximum number of shares of the Company's common stock which may be subject to restricted stock awards made to any one participant in any calendar year may not exceed 100,000.  This is a limitation not found in the Plan prior to the amendment.

•	The Plan provides a new maximum amount of any other compensation that may be paid to any participant pursuant to any grants or awards under the Plan in any calendar year. A grant or award —

o
may not exceed the fair market value of 100,000 shares of the Company's common stock if the compensation under the award is denominated under the award agreement only in terms of shares of common stock, or a multiple of the fair market value per share of common stock; or

o	in all other cases, may not exceed $1,000,000.

Amendment of the Plan.  The Board may amend, suspend or terminate the Plan and will seek stockholder approval of an amendment if required in order to comply with any applicable tax or regulatory requirements.  Amendments that require stockholder approval become effective when adopted by the Board assuming stockholder approval is obtained.

Federal Income Tax Information.  Set forth below is a general summary of the federal income tax consequences to the Company and to recipients of grants and awards under the Plan.  The following summary is not intended to be exhaustive; it does not address certain special federal tax provisions; and it does not address state, municipal or foreign tax laws.

Tax Treatment of Non-Statutory Stock Options.  Under Section 83 of the Internal Revenue Code, optionees realize no taxable income when a non-statutory stock option is granted to them.  Instead, the difference between the fair market value of the stock on the date of exercise and the option price paid is taxed as ordinary compensation income as of the date of exercise if the stock is not subject at that time to a "substantial risk of forfeiture," as defined in Section 83.

The Company receives no tax deduction on the grant of a non-statutory stock option, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the option in the same amount as the income recognized by the optionee.

Tax Treatment of Incentive Stock Options.  Under Section 422 of the Internal Revenue Code, an optionee incurs no federal income tax liability on either the grant or exercise of an incentive stock option.  Provided that the stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on the subsequent sale of the stock will be taxed as long term capital gain.  If the stock is disposed of within a shorter period, the optionee will be taxed, with respect to the gain realized, as if he or she had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and its fair market value on the date on which the option was granted, but the Company has no tax withholding obligation.  The balance of the gain realized will be taxed as capital gain, long term or short term depending on the holding period since the date of exercise.

The Company receives no tax deduction on the grant or exercise of an incentive stock option, but is entitled to a tax deduction if the optionee recognizes ordinary compensation income on account of a premature disposition of stock under an incentive stock option in the same amount and at the same time as the optionee recognizes income.

Tax Treatment of Stock Awards.

•
An employee who receives an award of stock generally will recognize taxable income at the time the stock is received equal to the value of the stock (less the purchase price, if any) and the applicable tax will be withheld by the Company from the employee.

•
An employee who receives an award of restricted stock (that is, stock that is subject to one or more restrictions) generally will not recognize taxable income at the time the stock is received, but will recognize taxable income when the restrictions terminate or lapse.

The taxable income recognized when the restrictions terminate or lapse is equal to the fair market value of the stock at that date less the amount, if any, that the employee paid for the restricted stock.

The currently-required withholding by the Company is 25% of the taxable income recognized by the employee.

Plan Benefits.  The benefits or amounts that will be received by, or allocated to, participants in the plan cannot be determined at this time.  However, the Company has two programs under which restricted stock awards are made.

Directors' Standard Compensation Arrangements.  The current standard compensation arrangements for non-employee directors provides for the award to each non-employee director on the date of each Annual Meeting of Stockholders restricted stock having an accounting income charge of $50,000 per award.  The awards are subject to the following basic terms:

Restrictions:  The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest as described below.  In addition, as a condition to the award, the director must agree that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.

Vesting:  Vesting of the restricted stock (the expiration of the restrictions) occurs on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death or permanent disability of the director and upon a change in control of the Company.

Forfeiture:  The restricted stock is forfeited in the event that prior to vesting, the director ceases to be a director other than by reason of his or her death, permanent disability or a change in control of the Company.

At the Company's 2013 Annual Meeting of Stockholders, non-employee directors were each awarded 4,975 shares of stock subject to the terms and conditions described above.  The restrictions lapse on May 8, 2014, the day preceding the 2014 Annual Meeting of Stockholders.

Incentive Compensation Plans.  The Company's incentive compensation plans typically provide for the payment to participants of incentive compensation based on the their achievement of personal goals and the Company's achievement of one or more financial goals.  A percentage of any incentive compensation that is earned is payable in the form of a restricted stock award.  For the 2013 Incentive Compensation Plan, 15,009 shares were awarded to officers of the Company and its subsidiaries.  For a description of the 2013 Incentive Compensation Plan, see the section entitled Levels of Compensation — Incentive Compensation, below, under the heading Executive Compensation.

RATIFICATION OF THE SELECTION OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 5)

Pursuant to its charter, the Audit Committee is directly responsible for the appointment of the Company's Auditors.  The Audit Committee has selected Grant Thornton LLP as the Company's independent registered public accounting firm to perform the audit of the Company's financial statements for 2014.  Grant Thornton was also the Company's independent registered public accounting firm for the year ended December 31, 2013.

The Audit Committee may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders.  The Board is asking stockholders to ratify the selection of Grant Thornton as a matter of good corporate practice, although ratification is not required by law or by the Company's Bylaws, and the vote is not binding on the Audit Committee.

There is additional information about Grant Thornton, below, under the heading Information About Audit Fees and Audit Services.  The ratification of the selection of Grant Thornton requires the affirmative vote of the holders of a majority of shares of common stock represented and entitled to vote at the Annual Meeting.

the Board of Directors recommends that stockholders vote for the ratification of the selection of Grant Thornton LLP as the Company's independent registered accounting firm for 2014

APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION FOR 2013 (an advisory vote) (Proposal 6)

The Vote on Executive Compensation.  Current SEC regulations require the Company to solicit an advisory stockholder vote on the approval of the compensation of the named executive officers, who are listed below in the section entitled The Executive Officers under heading Executive Compensation.  This advisory vote, as described below, is commonly referred to as say-on-pay.  The vote is not binding on the Company.

At the 2011 Annual Meeting of Stockholders, holders of 80% of the shares present in person or represented by proxy at the meeting voted in accordance with the Company's recommendation to hold a say-on-pay vote annually, and the Company has done so in the past and intends to continue to do so.  At the 2013 Annual Meeting of Stockholders, 71% of the holders of the 12,517,833 shares who voted on executive compensation voted in favor of the executive compensation set forth in the Company's 2013 proxy statement; holders of 109,098 shares abstained from voting; and holders of the balance of 2,567,306 shares were broker non-votes.

In determining how to vote on this Proposal 6, stockholders should take into account all of the disclosures in this Proxy Statement that relate to the compensation of executives for 2013.  That information includes both the section below entitled Summary of 2013 Executive Compensation as well as the information under the heading Executive Compensation, below.  That information includes tables of compensation and stock option data, as well as an explanation of why and how the types and levels of compensation of the named executive officers were determined.

Stockholders may vote for, against, or may abstain from voting on the approval of executive compensation.  In the event that stockholders do not approve executive compensation, the Compensation Committee of the Board will review its decisions on compensation structure and levels as well as the comparability of the executives' compensation to that of a peer group of companies before deciding whether to make any changes in the compensation of one or more of the executives.

The next advisory vote on say-on-pay after the 2014 Annual Meeting of Stockholders will be held at the 2015 Annual Meeting of Stockholders.

Summary of 2013 Executive Compensation.  The following table summarizes the compensation paid for 2013 to the executive officers who are named in the Summary Compensation Table for 2013 under the heading Executive Compensation, below.  This summary is qualified by the more detailed information on 2013 executive compensation in the Summary Compensation Table for 2013, below.

Name	2013 Salary ($)	Total 2013 Incentive Compen- sation ($)	2013 Incentive Compen- sation Paid in Cash ($)	2013 Incentive Compen- sation Paid in Restricted Stock (#)(1)	2013 Bonus Paid in Cash ($)(2)	2013 Bonus Paid in Stock (#)(3)	2013 Other Compen- sation ($)(4)	2013 Total Compen- sation ($)(5)
Peter E. MacKenna Chief Executive Officer	600,000	216,000	151,200	5,543	—	100,000	71,976	1,881,976
Thomas R. Wright Chief Financial Officer since September 2013	84,808	56,384	28,192	2,412	100,000	10,000	43,502	377,294
Brian R. Manning Executive Vice President & Chief Business Development Officer	321,058	51,188	25,594	2,189	—	—	7,611	379,856
Elizabeth D. Brumley Chief Financial Officer to May 22, 2013	139,327	—	—	—	—	—	372,331	511,658
Kevan M. Blair Chief Financial Officer May – September 2013	212,941	—	—	—	43,750	2,784	4,882	286,573
Roger M. Barzun Senior Vice President & General Counsel	100,000	—	—	—	120,000	—	—	220,000

(1)	The restricted stock in this column vests three years after their 2013 award dates.
(2)	Mr. Wright's cash bonus was paid in connection with his joining the Company in September 2013.

Mr. Blair's bonus represents the cash portion of a $50,000 bonus awarded to him in recognition of the work he did in taking over the Chief Financial Officer responsibilities on short notice in May 2013, and $18,750 paid to him as a discretionary bonus by the Company's Ralph L. Wadsworth Construction Company, LLC subsidiary of which Mr. Blair is Chief Financial Officer.

Mr. Barzun's 2013 bonus is a discretionary award made by Compensation Committee.
(3)	Mr. MacKenna's stock is subject to restrictions that expire in March 2018 if the Company has achieved at least a 5% average return on equity for the five-year period ending December 31, 2017.
Mr. Wright's stock is subject to restrictions that expire in three substantially equal, annual installments.
Mr. Blair's stock is not restricted and was awarded to him as the stock portion of his $50,000 bonus referred to in footnote 2, above.
(4)
These amounts include various items, including relocation benefits, Company contributions to the executive's 401(k) plan, and/or COBRA payments reimbursed to the executive pursuant to his employment agreement.  In the case of Ms. Brumley, who left the Company in May 2013, the amount includes a severance payment of $367,000.

(5)	Total compensation reflects the dollar value of the stock awards based on the closing price of the Company's common stock on the award date.

The affirmative vote (advisory) of holders of a majority of the shares of common stock represented and entitled to vote at the Annual Meeting is required to approve executive compensation.

the Board of Directors recommends that stockholders vote for the approval of named executive officer compensation for 2013 pursuant to the following resolution:

Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below under the heading Executive Compensation is hereby Approved.

BOARD OPERATIONS

Corporate Governance.  During the last six years, the Board has periodically adopted changes to its policies and procedures to reflect changes in public company corporate governance trends because directors believe that it is in the best interests of the Company and its stockholders to do so.  The proposed amendment of the Company's charter to declassify directors, Proposal 3, is the latest change in this regard.

Communicating with the Board.  Interested persons wishing to communicate with the Board about their concerns, questions or other matters may do so by U.S. Mail addressed to:

Board of Directors, ℅ The Secretary, Sterling Construction Company, Inc., 20810 Fernbush Lane, Houston, TX 77073.

The Secretary will give these communications to the directors as they are received unless they are frivolous.  If they are voluminous, the Secretary will, instead, summarize them and furnish the summary to the directors.

The Board's Leadership Structure.  The Company's Board of Directors has had a Lead Director (who is an independent director) since 2007 and a non-executive Chairman since September 2012.  The Company believes that the separation of the roles of a Chairman and a Chief Executive Officer is appropriate because it enhances the integrity of the Company's operations and, among other considerations, is a growing corporate governance trend among publicly-traded companies.

The Board's Risk Oversight.  The Board exercises oversight of the Company's risks through its three standing committees and through working together as a group.

The Audit Committee is primarily responsible for matters relating to financial risk.  The Audit Committee holds regularly-scheduled, quarterly, in-person meetings at which it reviews materials supplied to it in advance, and receives oral reports on a variety of matters, including the Company's operations and the condition of its markets, its SEC filings and related press releases, its internal controls, its independent auditing firm, the independent audit of its internal controls environment, its related party transactions, the Company's compliance with the financial requirements of its line of credit agreement, the investment of cash reserves, whistleblower reports, and financial and accounting consultants, if any.  Confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters are collected by an independent organization specializing in those services and are conveyed to the Chairman of the Audit Committee and to the Company's General Counsel.  The Audit Committee also holds special meetings when circumstances make it advisable to do so.

The Compensation Committee is responsible, among other things, for identifying risks that could be affected by compensation arrangements, and for assessing the extent of those risks.  More information about compensation arrangements and risk can be found below in the section entitled Compensation Policies and Practices — Risk Management under the heading Executive Compensation.

The Corporate Governance & Nominating Committee is primarily responsible for overseeing risks that can arise from matters of corporate governance by ensuring the independence of directors, assessing the qualifications of nominees for director, and assisting in the development of a clear and comprehensive Board and management succession plan.

The Board holds five regularly-scheduled in-person meetings a year at which it receives reports from management on financial and operating results, as well as on current business activities, future business opportunities, potential acquisitions, and risk assessment.  Independent directors of the Company meet in executive session after each regularly-scheduled Board meeting and often at other times to discuss matters affecting the management of the Company and any perceived problems or risks associated with the Company's business and/or management.

Nomination of Directors.  The Board's Corporate Governance & Nominating Committee has the responsibility, among others, to identify and recommend to directors the nomination by the Board of qualified candidates for director, including by a majority of independent directors.

On January 21, 2014, the Corporate Governance & Nominating Committee voted to recommend to the Board the nomination of Ms. Davenport and Messrs. Eckels, Harper, Patton and Varello, whose current terms of office expire at the Annual Meeting.  Messrs. Eckels and Harper are Class I directors whose three-year terms expire at the Annual Meeting.  Because Ms. Davenport and Messrs. Patton and Varello were elected by the Board to fill vacancies, their terms of office expire at the subsequent Annual Meeting of Stockholders at which directors are elected.  The Board has proposed to phase out the classification of directors as described above under the heading Amendment of Article VI of the Company's Certificate of Incorporation (Proposal 3).

Information about the background and qualifications of the nominees is set forth above in the sections entitled Background of the Nominees and Experience, Qualifications, Attributes and Skills of Nominees and Directors under the heading Election of Directors (Proposal 1).

The Corporate Governance & Nominating Committee seeks to achieve a Board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal ethics, and who contribute to the diversity of the Board, as defined in its charter.  The Corporate Governance & Nominating Committee looks for candidates with experience in the construction industry and/or in engineering, transportation, finance and accounting, financial reporting, investment, corporate governance, senior management and public sector matters.  The Corporate Governance & Nominating Committee also considers other factors, such as race, gender, geographical representation and other skills and experience that can bring cognitive diversity to the Board and thereby lead to better decisions and solutions.

In 2013, when the Board believed it needed additional independent members, a chart was prepared showing each incumbent director's experience and strengths in order to determine if gaps existed.  In that manner, the Board's make-up was balanced and a degree of diversity achieved.  Given the Company's size, however, the Corporate Governance & Nominating Committee realized that it is difficult to achieve broad diversity.  Whenever it is determined that replacement directors or additional directors are needed, the Corporate Governance & Nominating Committee expects to go through a similar process and in so doing, will be able to assess whether it has achieved the diversity that is sought.  Candidates are expected to be committed to enhancing shareholder value and to have sufficient time to carry out the duties of a director, both on the Board as a whole and on one or more of its standing committees.

The Corporate Governance & Nominating Committee has not specified any minimum qualifications for serving on the Board.  The Corporate Governance & Nominating Committee has also not established a policy regarding the consideration of director candidates recommended by stockholders, primarily because the Company has not received recommendations of that kind for more than the last ten years.  If a stockholder wishes to recommend a person as a director candidate, the stockholder may follow the procedure for communicating with the Board that is described above in the section entitled Communicating with the Board.  The Corporate Governance & Nominating Committee would evaluate any candidate recommended by a stockholder in the same manner as any other candidate.  Recommendations of candidates for nomination for the 2015 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.

The Corporate Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director.  Candidates may come to its attention through current members of the Board, Company management and employees, professional search firms, stockholders and other persons, but in any case, the Corporate Governance & Nominating Committee conducts independent evaluations of candidates and requires and checks references before recommending a candidate for election.  Mr. Patton and Ms. Davenport were each recommended by an incumbent independent director, and Mr. Varello was recommended by an executive officer.  The Corporate Governance & Nominating Committee did not retain an outside search firm to generate a list of candidates because members determined that the list of five candidates that it developed internally was sufficient.

Election of Directors by Majority Vote.  In order to be elected a director, a nominee needs to receive more votes for his or her election than against it.  A director is elected for a specified term and until his or her successor is elected and qualified.  This means that an incumbent director who is nominated for re-election, but fails to receive a majority vote, would still remain a director because no successor had been elected.  To cure this problem, each incumbent director, as a precondition to being nominated for re-election, must, in advance of the Annual Meeting, submit a resignation that becomes effective if he or she does not receive the required vote and if the Board accepts the resignation.  The Board has the option to accept or not accept the resignation based on the recommendation of the Corporate Governance & Nominating Committee.

Directors' Attendance at Meetings in 2013.  The Board held nine in-person and telephone conference call meetings during 2013.  Each incumbent director attended more than 75% of the meetings of the Board in 2013.  Each incumbent director also attended more than 75% of the meetings of the standing committees of the Board on which he served during 2013 except for Mr. Eckels, who attended less than 75% of meetings of the Audit Committee and the Compensation Committee because of extensive travel to Japan on business.  All incumbent directors attended last year’s Annual Meeting of Stockholders in person.  The Company's policy is to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring extra travel and related expenses.

Committees of the Board.  The Board has the following three standing committees:

•	The Audit Committee

•	The Compensation Committee

•	The Corporate Governance & Nominating Committee

Each of these committees has a charter that is posted on the Company's website at www.SterlingConstructionCo.com.  The Board also establishes special-purpose, or ad hoc, committees as the need arises.

The Audit Committee.  The current members of the Audit Committee are Milton L. Scott, Chairman, Robert A. Eckels, Maarten D. Hemsley, Richard O. Schaum and Paul J. Varello.  The Board has determined that Mr. Scott is an Audit Committee Financial Expert based on the definition of that term contained in applicable regulations.  His background is described above under the heading Election of Directors (Proposal 1).  The Audit Committee meets at least quarterly and held six meetings in 2013.

The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and the audits by the Company's independent registered public accounting firm, which is referred to in its charter as the independent auditors.  In particular, the Audit Committee has the responsibility to —

•
Review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company's financial statements by the Company's independent auditors;

•	Appoint independent auditors, approve their compensation, supervise their work, oversee their independence and evaluate their qualifications and performance;

•	Review with management and the independent auditors the audited and interim financial statements that are included in filings with the SEC;

•	Review the quality of the Company's accounting policies;

•	Review with management major financial risk exposures;

•	Review and discuss with management the Company's policies with respect to press releases on earnings and earnings guidance, including the use of pro forma information;

•	Review all proposed transactions between the Company and related parties in which the amount involved exceeds $100,000; and

•	Provide for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

The Audit Committee Report.  In fulfillment of its responsibilities, the Audit Committee has —

•	Reviewed, and met and discussed with management and with the Company's independent registered public accounting firm the Company's 2013 audited consolidated financial statements;

•
Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

•
Based and in reliance on the foregoing review and discussions, recommended to the Board, and the Board has approved the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Submitted by the members of the Audit Committee on April 9, 2014:

Milton L. Scott, Chairman	Richard O. Schaum
Robert A. Eckels	Paul J. Varello
Maarten D. Hemsley

The Compensation Committee.  The current members of the Compensation Committee are Richard O. Schaum, Chairman, Marian M. Davenport, Robert A. Eckels, Maarten D. Hemsley, and Charles R. Patton.  The Compensation Committee held seven meetings in 2013.

The Compensation Committee has the responsibility —

•	To determine the compensation of the Company's executive officers and other officers elected by the Board and to review their annual personal goals.

•	To review and make recommendations on the compensation of the officers of the Company's subsidiaries.

•	To administer the Company's stock plans, to approve grants of stock options and/or awards of stock under the plans and to make such determinations and decisions on those matters as may be required.

•	To review and make recommendations on the Company's benefit plans.

•	To evaluate risks that arise from the Company's compensation policies and practices.

•	To review and advise the Corporate Governance & Nominating Committee on the compensation of non-employee directors.

•	To fix the compensation of non-employee directors who serve on ad hoc committees of the Board.

•
To appoint, retain, compensate and oversee the work of compensation consultants, independent legal counsel and other compensation advisers and to consider certain independence factors before selecting legal counsel and advisers.

•
To review and discuss with Management the Company's Compensation Discussion and Analysis, and based on that review and those discussions, determine whether to recommend that it be included in the Company's Annual Report on Form 10-K.

In exercising its authority and carrying out its responsibilities, the Compensation Committee meets to discuss the executive compensation structure, proposed employment agreements, salaries, cash and equity incentive awards, and the achievement and the setting of personal goals on which executive incentive compensation is based, using information circulated in advance of the meeting by the Chairman of the Committee.  This information may include salaries of comparable officers in comparable companies in the construction industry, and the Company's financial results for the year on which some incentive compensation awards are based.  The Compensation Committee may not delegate any of its responsibilities, but may share them with other independent directors.  The Compensation Committee discusses an executive officer's compensation in advance of making a decision on it.  The executive may not be present during voting or deliberations by the Compensation Committee on his or her compensation.  For a description of the compensation of executives of the Company and of other senior officers, see the information below under the heading Executive Compensation.

Compensation Committee Interlocks and Insider Participation.  During 2013, John D. Abernathy, Robert A. Eckels, Maarten D. Hemsley, Charles R. Patton, and Richard O. Schaum served on the Compensation Committee.  None of these Compensation Committee members is, or within the last six years has been, an officer or employee of the Company.

None of the Company's executive officers served as a director or member of the compensation committee, or of any other committee serving an equivalent function, of any other entity that has an executive officer who is serving or during 2013 served as a director or member of the Compensation Committee of the Company.

The Compensation Committee Report.  The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation.  Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.

Submitted by the members of the Compensation Committee on April 9, 2014:

Richard O. Schaum, Chairman	Maarten D. Hemsley
Marian M. Davenport	Charles R. Patton
Robert A. Eckels

The Corporate Governance & Nominating Committee.  The current members of the Corporate Governance & Nominating Committee are Maarten D. Hemsley, Chairman, Robert A. Eckels, and Milton L. Scott.  The Corporate Governance & Nominating Committee held seven meetings in 2013.  The Company has adopted a Code of Business Conduct that complies with SEC rules and applies to all of the officers and in-house counsel of the Company and its subsidiaries.  The Code is posted on the Company's website.

The Corporate Governance & Nominating Committee assists the Board in fulfilling its responsibility for corporate governance and in particular has the responsibility to —

•	Develop and recommend to the Board appropriate corporate governance principles and rules;

•	Recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	Identify and recommend to the Board qualified nominees for election by stockholders to the Board;

•	Recommend directors for membership on Board committees;

•	Develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	Develop and oversee the operation of an orientation program for new directors and determine whether and what form and level of continuing education for directors is appropriate;

•
Periodically review the Company's Code of Business Conduct and its Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•
With the advice of the Chairman of the Compensation Committee, make recommendations to the Board for the remuneration of non-employee directors, and of members of the Company's standing committees and their chairpersons.

Director Compensation.  Set forth below is a table showing the compensation paid for 2013 to non-employee directors who served during 2013.  The Company does not pay any additional compensation for serving on the Board to directors who are employees of the Company or its affiliates.  In 2013, Peter E. MacKenna, Patrick T. Manning, and Kip L. Wadsworth were directors and employees of the Company.  Mr. Harper ceased to be an employee of the Company at the end of January 2013, and since that date, he has been paid the standard compensation for non-employee directors.  In 2013, Mr. Wadsworth was also an employee of the Company's subsidiary, Ralph L. Wadsworth Construction Company, LLC (RLW).  In 2013, RLW paid Mr. Wadsworth, under his RLW employment agreement in his capacity as Chief Executive Officer of RLW, a salary of $382,289.  Mr. Wadsworth was not nominated for re-election at the May 9, 2013 Annual Meeting, when he ceased to be a director.  He retired from RLW on December 31, 2013.

None of the Company's non-employee directors received any other compensation for any service provided to the Company except Mr. Harper, as indicated below.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The amounts in the table below include annual retainer fees, chairmanship fees and meeting fees paid for service in 2013.  All dollar amounts are rounded to the nearest dollar.  For information about each of these fees, see the table in the section entitled Standard Director Compensation Arrangements, below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
John D. Abernathy(1)	42,542	50,000	—	92,542
Robert A. Eckels	48,417	50,000	—	98,417
Joseph P. Harper, Sr.	31,083	50,000	24,000(3)	105,083
Maarten D. Hemsley	73,823	50,000	—	123,823
Charles R. Patton(4)	16,500	50,000	—	66,500
Richard O. Schaum	61,917	50,000	—	111,917
Milton L. Scott	68,333	50,000	—	118,333

(1)	Mr. Abernathy resigned as a director in January 2014.

(2)
This is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.  No amounts earned by a director have been capitalized on the balance sheet for 2013.  The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures related to service-based vesting conditions.  The valuation of the awards is described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 in Note 15 of Notes to Consolidated Financial Statements.

(3)	This amount represents a consulting fee paid to Mr. Harper for assisting management on certain financing matters.

(4)	Mr. Patton joined the Board on June 27, 2013.

The following table shows at December 31, 2013 for each non-employee director the grant date fair value of each outstanding stock award that has been expensed, and the aggregate number of shares of stock awarded.  At that date, no non-employee director held any stock options.

Name	Grant Date	Aggregate Stock Awards Outstanding at December 31, 2013 (#)	Grant Date Fair Value of Stock Awards ($)
John D. Abernathy	5/09/2013	4,975	50,000
Robert A. Eckels	5/09/2013	4,975	50,000
Joseph P. Harper, Sr.	5/09/2013	4,975	50,000
Maarten D. Hemsley	5/09/2013	4,975	50,000
Charles R. Patton	6/27/2013	4,975	50,000
Richard O. Schaum	5/09/2013	4,975	50,000
Milton L. Scott	5/09/2013	4,975	50,000

Standard Director Compensation Arrangements.  The following table shows the current standard compensation arrangements for non-employee directors, which were adopted by the Board effective June 1, 2013.  Non-employee directors are also compensated for service on ad hoc committees, the fees for which are determined, as the need arises, by the Compensation Committee.

Annual Fees	Payable Quarterly (except the stock award)
Each Non-Employee Director	$30,0000; and $50,000 in the form of a restricted stock award(1)
Lead Director	$15,000
Chairman of the Audit Committee	$25,000
Chairman of the Compensation Committee	$15,000
Chairman of the Corporate Governance & Nominating Committee	$10,000

Meeting Fees
In-Person Meetings	Per Meeting, Per director
Board Meetings	$1,500
Committee Meetings
Audit Committee Meetings In connection with a Board meeting Not in connection with a Board meeting	$1,000 $1,500
Other Committee Meetings In connection with a Board meeting Not in connection with a Board meeting	$750 $1,500
Telephonic Meeting Fees —
Board meetings, committee meetings & financial update (flash report) conference calls
Less than one hour One hour or longer	$500 $750

(1)
The annual award of shares having an accounting income charge of $50,000 per award is made on the date of the Annual Meeting of Stockholders.  The shares are subject to the following basic terms:

Restrictions: The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest as described below. In addition, as a condition to the award, the director must agree that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.

Vesting: Vesting of the restricted stock (the expiration of the restrictions) occurs on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death or permanent disability of the director and upon a change in control of the Company.

Forfeiture: The restricted stock is forfeited in the event that prior to vesting, the director ceases to be a director other than by reason of his or her death, permanent disability or a change in control of the Company.
The restrictions for the May 9, 2013 award of 4,975 shares to each non-employee director expire on May 8, 2014, the day before the 2014 Annual Meeting of Stockholders.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management.  The following table sets forth certain information at April 1, 2014 (except as otherwise noted in the footnotes) about the beneficial ownership of shares of the Company's common stock by each category of stockholder listed below.  The Company has no other class of equity securities outstanding.

•	Each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock;
•	Each nominee and incumbent director;
•	Each executive officer named below in the section entitled Summary Compensation Table for 2013 under the heading Executive Compensation; and
•	All directors and executive officers as a group.

Based on information furnished by the beneficial owners, the Company believes that those owners have sole investment and sole voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes to the table.

Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 requires that the percentages listed in the following table assume for each person or group the acquisition of all shares that the person or group can acquire within sixty days of a recent date (April 1, 2014) for instance by the exercise of a stock option, but not the acquisition of the shares that can be acquired in that period by any other person, entity or group listed.

Except for the entities listed below, the address of each beneficial owner is the address of the Company.

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned	Shares Subject to Purchase*	Total Beneficial Ownership	Percent of Class
Janus Capital Management LLC (1) Perkins Small Cap Value Fund 151 Detroit Street Denver, Colorado 80206	1,507,744 975,000	—	1,507,744 975,000	9.04% 5.85%
Royce & Associates, LLC (2) 745 Fifth Avenue New York, NY 10151	1,001,666	—	1,001,666	6.01%
FMR LLC (3) 82 Devonshire Street Boston, Massachusetts 02109	1,630,000	—	1,630,000	9.77%
BlackRock, Inc. (4) 2751 Centerville Rd — Suite 3131 Wilmington Delaware 19803	1,086,653	—	1,086,653	6.52%
Marian M. Davenport	—	—	—	—
Robert A. Eckels (5)	16,695	—	16,695	†
Joseph P. Harper, Sr. (5)(6)	446,111	—	446,111	2.67%
Maarten D. Hemsley (5)(7)	175,783	—	175,783	1.05%
Peter E. MacKenna (8)	200,073	—	194,530	1.20%
Patrick T. Manning (9)	6,557	—	6,557	†
Charles R. Patton (5)	4,975	—	4,975	†
Richard O. Schaum (5)	16,695	—	16,695	†
Milton L. Scott (5)	24,864	—	24,864	†
Paul J. Varello	—	—	—	—
Roger M. Barzun	22,161	2,000	24,161	†
Kevan M. Blair	4,604	—	4,604	†
Elizabeth D. Brumley	7,466	—	7,466	†
Brian R. Manning (10)	509,413	—	509,413	3.05%
Thomas R. Wright (11)	12,412	—	12,412	†
All directors and executive officers as a group (13 persons) (12)	1,199,886	2,000	1,201,886	8.62%

*      These are shares that the entity or person can acquire within sixty days of April 1, 2014.
†      Less than one percent.

The information in footnotes 1 through 4, below, is based on Schedule 13G's and amendments of them that have been filed with the Securities and Exchange Commission by the named entity on the dates indicated.

		Voting Power		Dispositive Power
Name	Filing Date	Sole	Shared	Sole	Shared
(1) Janus Capital Management LLC Perkins Small Cap Value Fund	February 14, 2014 February 14, 2014	— 975,000	1,507,744 —	— 975,000	1,507,744 —
In its filing, Janus Capital Management states that it has a direct 96.74% ownership stake in INTECH Investment Management ("INTECH") and a direct 99.61% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients. Perkins does not have the right to receive dividends from, or the proceeds of the sale of, the securities held in the portfolios managed by the investment advisers and disclaims any ownership associated with such rights.

(2) Royce & Associates, LLC	January 14, 2014	1,001,666	—	1,001,666	—
(3) FMR LLC	February 14, 2013	—	—	1,630,000	—
In its 2013 filing, FMR LLC states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's common stock, and that the interest of one person, Fidelity Low-Priced Stock Fund, an investment company, in the Company's common stock at December 31, 2012 amounted to the number of shares shown.

(4) BlackRock, Inc.	January 30, 2014	1,049,606	—	1,086,653	—
In its filing, BlackRock states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company and that no one person's interest in the common stock of the Company is more than five percent of the total outstanding common shares.

(5)
This number includes or consists of 4,975 shares that are subject to restrictions that prohibit their sale or other transfer.  They were awarded to the non-employee director as described above in the section entitled Director Compensation under the heading Board Operations.  The restrictions expire on May 8, 2014, the day before the 2014 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his death or disability or a change in control of the Company.

(6)	This number includes 12,000 shares held by Mr. Harper as custodian for his grandchildren.
(7)	This number excludes shares owned by the Maarten and Mavis Hemsley Family Foundation.
(8)
Of these shares, 185,543 are subject to restrictions that prohibit their sale or other transfer.  The restrictions on 80,000 of the shares will expire in equal installments on September 19 in each of the calendar years 2014 through 2017; the restrictions on 100,000 of the shares will expire on March 31, 2018 provided that the Company's average return on equity for the five calendar years ended December 31, 2017 is equal to or exceeds five percent; and restrictions on 5,543 of the shares will expire on December 31, 2016.  The restrictions on all of the shares expire earlier if Mr. MacKenna's employment is terminated without cause, or if there is a change in control of the Company.  The shares are also subject to forfeiture under certain circumstances.

(9)	All of these shares have been pledged as security.
(10)
This number includes 270,860 shares as to which Mr. Manning has sole voting and investment power.  Mr. Manning is a co-trustee of seven separate trusts, each of which holds 34,079 shares, or 238,553 shares in the aggregate, as to which Mr. Manning has shared voting and investment power.  Mr. Manning is the beneficiary of one of the trusts.

(11)
These shares are subject to restrictions that prohibit their sale or other transfer.  The restrictions on 10,000 of the shares will expire in substantially equal installments on September 25 in each of the calendar years 2014 through 2016.  Restrictions on 2,412 of the shares will expire on February 18, 2017.  The restrictions on all of the shares expire earlier if Mr. Wright's employment is terminated without cause, or if there is a change in control of the Company.  The shares are also subject to forfeiture under certain circumstances.

(12)	See footnotes 5 through 11, above, for a description of certain of the shares included in this total.

Policies Regarding Hedging, Retaining, and Pledging Company Stock.  The Company has two policies regarding shares of common stock of the Company held by directors and executive officers:

•
A policy that prohibits directors, executive officers, officers of the Company's majority-owned subsidiaries, as well as any employee of the Company or its subsidiaries to whom the Company has awarded shares of common stock, from hedging the value of their shares, however acquired.

•
A policy that prohibits the sale or pledging of shares of the Company's stock if after giving effect to the sale or pledge, the market value of the number of unpledged shares then held by the employee would be less than two times his or her annualized base salary in the case of an executive officer of the Company; and less than one times his or her annualized base salary in the case of an officer of a majority-owned subsidiary.  The policy does not apply to stock purchased in the open market prior to January 1, 2011.

In addition, pursuant to their annual restricted stock award agreements, each non-employee director has agreed that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities (insiders) to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5, and to give the Company a copy of those reports.  Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2013; any Forms 5 and amendments to them furnished to the Company relating to 2013; and any written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except for a single Form 4 filed late for Mr. MacKenna reflecting a single transaction in which the Company retained shares of a restricted stock award (at his request as permitted in the plan pursuant to which the award was made) to satisfy the Company's tax withholding obligations occasioned by the release of restrictions because of an oversight by the person responsible for the preparation and filing of his Forms 3, 4 and 5.

EXECUTIVE COMPENSATION

The Executive Officers.  The Company is required under applicable rules and regulations to furnish information about the compensation of the following executives:

•	Any person who served as the Company's principal executive officer or its principal financial officer during 2013; and

•
Its three most highly-compensated executive officers (other than the principal executive officer and the principal financial officer) who were serving as executive officers of the Company at the end of 2013.

The Company currently has four executive officers of whom two are neither the principal executive officer nor the principal financial officer.

These executive officers are named in the Summary Compensation Table for 2013, below, and are therefore sometimes referred to in this Proxy Statement as the named executive officers.  The named executive officers are as follows:

Name	Title/Position
Peter E. MacKenna	President & Chief Executive Officer
Thomas R. Wright	Executive Vice President & Chief Financial Officer since September 25, 2013
Brian R. Manning	Executive Vice President & Chief Business Development Officer
Elizabeth D. Brumley	Executive Vice President & Chief Financial Officer to May 22, 2013
Kevan M. Blair	Chief Financial Officer from May 22 to September 25, 2013
Roger M. Barzun	Senior Vice President & General Counsel

Compensation Discussion and Analysis.  This discussion and analysis of executive compensation is designed to show how the compensation of the named executive officers has been determined and why certain compensation decisions were made.  It is divided into four parts:

•	Overall Compensation Goals, Principles and Policies

•	Methods of Compensation

•	Elements of Compensation

•	Levels of Compensation

Overall Compensation Goals, Principles, and Policies.  The Compensation Committee of the Board of Directors, which is composed of five independent directors, oversees and approves the compensation of the named executive officers.  The Compensation Committee's compensation objectives for each of the named executive officers as well as for other management employees is as follows:

•
To provide the employee with a rate of pay for the work he or she does that is appropriate in comparison to similar companies in the industry and that is considered fair by the executive and the Company;

•	To give the executive a significant incentive to perform at a high level and thereby contribute to the Company's financial success;

•	To give the executive an incentive to remain with the Company; and

•	In the case of newly-hired executives, to provide the employee with an incentive to leave a prior employer and join the Company, and in some cases, to relocate to the Houston, Texas area.

The Compensation Committee believes that compensation, particularly incentive compensation, should be tied to the executive's performance.  The Compensation Committee measures performance by the performance reviews of the executive's supervisor and by the level of achievement of both personal goals and by the Company's financial results.  The Company does not measure performance by reference to the market price of the Company's common stock because it often fluctuates as a result of external factors over which executives have no control.  In addition, the Compensation Committee believes that using the stock price as a measure of performance provides a temptation to manipulate financial results and take excessive risks.

Methods of Compensation.  For the three years ending December 31, 2013, executives (other than Messrs. MacKenna and Wright) were compensated pursuant to multi-year employment agreements because the Compensation Committee believed that they provide stability, avoiding annual salary negotiations; predictability, allowing the Company to budget salary costs over the term of the agreement; and an incentive for the executive to remain with the Company for the duration of the agreement.

Messrs. MacKenna and Wright.  With the hiring of Mr. MacKenna, who joined the Company in September 2012, the Compensation Committee decided to make a change to the form of employment agreement.  Mr. MacKenna's employment agreement has no fixed term, but continues in effect until terminated either by the Company or Mr. MacKenna.  Mr. Wright, who joined the Company in September 2013, is compensated under an agreement that has an initial one-year term and then, like Mr. MacKenna's, continues until terminated by one of the parties.  With its approval authority over financial and personal goals described below, as well as discretion as to merit increases, the Compensation Committee believes that this arrangement is beneficial because it provides flexibility on compensation matters, but avoids a periodic re-negotiation of the other terms and conditions of employment agreements, thereby preserving both the stability of the employment agreement structure with the flexibility needed adjust to changing business conditions.

Mr. Manning and Ms. Brumley.  Mr. Manning and Ms. Brumley (until May 2013) were the only executive officers compensated during 2013 pursuant to the three-year employment agreements referred to above, and for 2013, Mr. Manning elected to participate in the Company's 2013 Incentive Compensation Plan, described below, rather than have his incentive compensation determined by his employment agreement.  In approving the employment agreements in 2010, members of the Compensation Committee revised some earlier compensation practices as a result of their experience with earlier employment agreements and changes in the economy, particularly in the construction industry.

The agreements for the three-year period 2011 through 2013 reflected the following changes:

•
The Base Deferred Salary of the prior agreements, which was based on a relatively easily achieved EBITDA target, was eliminated.  The deferral of this portion of salary was originally designed to keep base salaries low and thereby conserve cash if financial results fell substantially short of expectations.  Because the Company had grown substantially and had a strong cash position, it was deemed no longer necessary to have this kind of safety net for the Company.  In 2011, the deferred salary amount was added to base salary.

•
Members noted that in the economic climate of 2010, it was difficult to predict city, county, state and federal funding of highway and infrastructure projects on which the Company's business primarily depended in the past.  This in turn made it difficult to establish a fair and reasonable annual earnings-per-share target, much less a long-term target on which to base incentive compensation, as was done in the prior agreements.  As a result, the Compensation Committee determined to base incentive compensation on a percentage of the Company's pre-tax net income, but contingent on the Company maintaining at least a 5% trailing three-year average return on equity, thereby making the annual incentive compensation dependent to a certain extent on prior years' results.

•
The Compensation Committee added a long-term element to incentive compensation, which had been absent in the prior agreements, by making a significant portion of any earned incentive compensation payable in the form of a service-vesting three-year restricted stock award in order to encourage executives to take a long-range perspective in fulfilling their responsibilities.

•
The Compensation Committee provided the executives with change-in-control agreements.  These agreements have no fixed term and were designed to provide the executive with a special severance payment, but only if his or her employment is terminated without cause just prior to, or within two years after, a change in control.  Members of the Compensation Committee believed then and still believe that it is in the Company's best interests to provide executives with this level of financial assurance in order to preserve their neutrality in negotiating and implementing a transaction that would result in a change in control.

Mr. Blair.  Mr. Blair, who served as interim Chief Financial Officer for part of 2013, was not compensated under an employment agreement.  He continued to be paid under his compensation arrangements as Chief Financial Officer of the Company's subsidiary, Ralph L. Wadsworth Construction Company, LLC (RLW).

Mr. Barzun.  In 2006, the Company entered into an employment agreement with Mr. Barzun as part-time general counsel that continues in effect until terminated by either party and that provides post-employment benefits if he is terminated by the Company without cause.

For a description of the material terms of the employment agreements discussed above, see the section entitled Employment Agreements of the Named Executive Officers, below

Elements of Compensation.  As noted above, during 2013 executives were compensated through annual salaries, short-term incentive compensation, and long-term incentive compensation.

Annual salaries are designed to compensate the executive for the performance of his or her day-to-day responsibilities.  The Compensation Committee believes that an executive's incentive compensation should be designed to encourage and reward high performance, both by the Company as a whole and by the individual executive.  Financial goals are based on the budget for the year or sometimes at a level higher than the budget, depending on the extent to which the budget is seen as requiring extra effort to achieve, and personal goals are designed to make their achievement require an extra effort.  The Compensation Committee has divided incentive compensation into two parts, short-term incentive compensation paid in cash, and longer-term incentive compensation paid in the form of an award of restricted stock.  The Compensation Committee believes that the restricted stock awards encourage the executive to take a longer-term perspective in fulfilling his or her responsibilities, and align the executive's interests with those of the Company's stockholders.

Except for Mr. Barzun, executives establish annual personal goals that are subject to the approval of the Compensation Committee.  The extent of the achievement of these goals is assessed after the end of the year by the person to whom the executive reports and by the Compensation Committee.  The Chief Executive Officer reports to the Board of Directors.  The level of achievement of his personal goals is determined by the Compensation Committee and is based on the assessment of the other independent directors of the Company and Mr. MacKenna's own assessment.  The Chief Financial Officer reports to the Chief Executive Officer as well as to the Audit Committee, so his or her level of achievement is assessed by each of them and the Compensation Committee, and a consensus is then arrived at.  Mr. Manning reports to the Chief Executive Officer.  Because Mr. Barzun's time commitment and responsibilities vary depending the level of legal activity in a given year, his incentive compensation is wholly within the discretion of the Compensation Committee.

Under the three-year employment agreements, no incentive compensation was paid for achievement of personal goals if the year's financial goals were not met.  Under both Mr. MacKenna's employment agreement, and the 2013 Incentive Plan pursuant to which Mr. Wright is eligible to earn incentive compensation, one-half of the executive's incentive compensation is based on the achievement of personal goals irrespective of the level of achievement of the financial goals.  The Compensation Committee believes that decoupling the two types of goals from each other is appropriate given that the financial success of the Company is not within the direct control of any one executive, and that the achievement of personal goals themselves can contribute significantly to the Company's success in both the short and long term.  This is evidenced by the Compensation Committee giving equal weight to personal goals and financial goals.

The table below is a summary of the incentive compensation arrangements for Messrs. MacKenna, Wright and Manning that were in effect for 2013.  Ms. Brumley waived any incentive compensation for 2013 in connection with her leaving the Company.  Mr. Blair had no pre-determined incentive compensation arrangement as an executive officer, but was awarded a special, one-time bonus in recognition of his services as interim Chief Financial Officer, and received discretionary incentive compensation from RLW as its Chief Financial Officer.  Mr. Barzun's incentive compensation is solely in the discretion of the Compensation Committee.

Name	Target Incentive (Percent of Salary)	Weighting of Goals Financial vs. Personal	Form of Payment Cash vs. Restricted Stock
Peter E. MacKenna	120%	50% 50%	70% 30%
Thomas R. Wright	120%	50% 50%	50% 50%
Brian R. Manning(1)	40%	50% 50%	50% 50%

(1)	Mr. Manning elected to have his 2013 incentive compensation determined under the Company's 2013 Incentive Compensation Plan, which is described below, rather than pursuant to his employment agreement.

Levels of Compensation — General.

Mr. MacKenna.  In determining the level of Mr. MacKenna's compensation under his employment agreement, the Compensation Committee took into account each of the following:

•	His twenty-five years of experience in the construction industry, as well as the breadth of that experience, which covers almost all areas of civil construction and business management.

•	The compensation he was being paid by his former employer.

•	The compensation levels in the peer group of companies, listed below, that was used in establishing the compensation of the Company's executive officers for the three-year employment agreements.

•	The desirability of having the Chief Executive Officer of the Company own stock of the Company as a long-term incentive.

•	The fact that Mr. MacKenna would be required to move his family from New York to Texas.

•	His compensation requests.

•
The fact that he would be giving up incentive compensation by joining the Company near the end of the third quarter of the calendar year, at a time when his incentive compensation from his prior employment was close to being earned.

Having the foregoing in mind, the Compensation Committee established Mr. MacKenna's salary at a level slightly higher than that of the Chief Executive Officer he succeeded.  Starting with 2014, his salary is subject to annual merit and cost-of-living increases in the discretion of the Compensation Committee.

In addition to the other factors discussed above, in hiring Mr. MacKenna, members of the Compensation Committee exercised their personal judgment based on their experience in business matters in making decisions regarding appropriate compensation and incentive levels.

Mr. Wright.  In establishing Mr. Wright's salary, the Compensation Committee obtained salary information for public-company chief financial officers in the Houston area and in the heavy civil construction industry using four sources.  The information was then reviewed and validated by the search firm the Company had employed to identify chief financial officer candidates.  Mr. Wright's salary was set generally in line with these competitive benchmarks.

Mr. Manning.  Mr. Manning is the only currently-serving named executive officer whose level of compensation was determined with the assistance of an outside compensation consultant, Hay Group.

Compensation Consultant — Independence.  Hay Group was first retained by the Compensation Committee in 2007 to provide benchmarking services to the Compensation Committee in connection with the 2007-2010 employment agreements of executive officers.  Because of that work, the Board's Corporate Governance & Nominating Committee retained Hay Group to do a similar analysis and report relating to the compensation of the Company's non-employee directors.

In mid-2010, the Compensation Committee again retained Hay Group because of its familiarity with the Company and the general satisfaction with its earlier work. Hay Group reported directly to the Compensation Committee, and the Compensation Committee had the sole authority to retain or dismiss Hay Group and to approve its fee arrangements. The Compensation Committee assessed the independence of Hay Group pursuant to Securities and Exchange Commission rules and concluded that its work for the Compensation Committee did not raise any conflict of interest.

Hay Group has performed no other services of any kind for the Compensation Committee, the Board, or the Company. Hay Group's fees for services in 2007 for both the executive and the director compensation reports totaled $40,184 and for the 2010 report was $56,539.

Compensation Consultant — Benchmarking.  In 2010, Hay Group was asked to benchmark the compensation of the Company's executive officers as well as to make recommendations as to their compensation starting with the 2011 calendar year.  In seeking a useful peer group, both management, the Compensation Committee and Hay Group recognized that there are few publicly-traded companies in the heavy civil construction business that are close to the Company's size.  Most other publicly-traded heavy civil construction companies are much larger than the Company and are companies with which the Company rarely competes.  Nevertheless, management and the Compensation Committee agreed on the following peer group in order to have a basis for comparison:

Argan, Inc. Dycom Industries, Inc. Granite Construction Incorporated Great Lakes Dredge & Dock Corporation Insituform Technologies, Inc. Layne Christensen Company MasTec, Inc.	Matrix Service Company Orion Marine Group, Inc. Preformed Line Products Company Primoris Services Corporation Pure Cycle Corporation The Goldfield Corporation

Hay Group's analysis, which is based on multiple surveys, revealed that the executives' base salaries in 2010 when compared to publicly-traded companies in the construction industry were between 117% and 122% of the median; their total cash compensation was between 80% and 94% of the median; and their total direct compensation was between 51% and 75% of the median.  The total direct compensation comparison reflects the fact that under the executives' employment agreements then in effect, the Company paid executives no long-term incentive compensation.

Hay Group not only compared the executive officers' compensation to the peer group, but at the Compensation Committee's request, also made recommendations on salary levels.  Senior management made compensation proposals for themselves and for each of the other executives.  After reviewing these recommendations and proposals, the Compensation Committee approved base salaries that were in some cases less than Hay Group's recommended salaries and in some cases more than senior management's proposals.  The resulting salaries represented approximately a 5% increase over the sum of the Base Payroll Salary and Base Deferred Salary of the prior employment agreements.  The Compensation Committee considered this increase to be appropriate in light of the fact that the executives' salaries had not been increased since 2007, the first year of the three-year term of their prior employment agreements.  In the case of Mr. Manning, $15,000 was added to his salary to compensate him for the elimination of full-time use of a company vehicle that he had been entitled to in prior years.

Ms. Brumley.  Ms. Brumley was not an employee at the time of the Hay Group report.  The Compensation Committee determined her compensation as Chief Financial Officer by reference to comparable salaries in the industry, the recommendations of the retiring Chief Financial Officer, negotiations with Ms. Brumley herself, and the personal business judgment of the members of the Compensation Committee.

Mr. Blair.  As noted above, Mr. Blair's salary was established as an officer of the Company's RLW subsidiary, before he became an executive officer.

Mr. Barzun.  Mr. Barzun's salary was established in 2006 at $60,000 based on the fact that he would be serving on a part-time basis as the Company's General Counsel; by 2011, it had risen to its current level through merit increases.

Levels of Compensation — Incentive Compensation.

Mr. MacKenna.  In determining Mr. MacKenna's incentive compensation, the Compensation Committee took into account his ultimate responsibility for the financial success of the Company.  As a result, it based his financial incentive compensation goal on earnings per share because the Compensation Committee believes it is the number of greatest significance and interest to shareholders.  Mr. MacKenna's target incentive compensation of 120% of salary was arrived at through negotiation, and was determined by the Compensation Committee to be reasonable in the personal judgement of Compensation Committee members.  For 2013, the Compensation Committee agreed to guarantee payment of at least 30% of the target incentive amount in order to reflect the fact that, as a new chief executive, Mr. MacKenna's ability to affect the financial results of the Company and thereby meet financial incentive goals in his first full year on the job would be likely to be limited.

As noted in the table above, payment of Mr. MacKenna's incentive compensation is made 70% in cash and 30% in the form of a three-year restricted stock award in which the number of shares is based on the average closing price of the Company's common stock during December of the year for which the incentive compensation is paid.  As additional incentive compensation, Mr. MacKenna's employment agreement provides for two restricted stock awards, one in 2012 that vests in equal annual installments over five years, and one in 2013 that vests only on the achievement of a five-year financial goal.  These were designed to give Mr. MacKenna a significant equity stake in the Company from the outset of his tenure; to encourage him to take a longer-term perspective in fulfilling his responsibilities; to align his interests with those of stockholders; and to provide an incentive for him to remain with the Company.

Mr. Wright.  Mr. Wright's incentive compensation is governed by the 2013 Incentive Compensation Plan (described below) under which he has a target incentive of 120% of salary.  This target was arrived at, as with Mr. MacKenna's, through negotiation, because of the critical importance to the Company of the chief financial officer position, and by the exercise of the members of the Compensation Committee of their personal judgments.  Mr. Wright's incentive compensation under the plan for 2013 is pro rated based on his approximately three months as an employee since his September 25, start date.

The 2013 Incentive Compensation Plan.  The 2013 Incentive Compensation Plan was adopted with the approval of the Compensation Committee, which believes that it provides the right framework because it can be adjusted annually to reflect changes in the Company's industry and other circumstances that affect the Company's success.

A target incentive amount is established for each participant that is expressed as a percentage of his or her base salary.  For management personnel with responsibility for the profits and losses of the Company's operating units, the amount of incentive compensation is based on the extent to which a Company earnings-per-share (EPS) goal, an operating-unit earnings-before-interest-and-taxes (EBIT) goal, and personal goals are achieved.  The EPS goal accounts for 25% of total incentive compensation; the EBIT goal accounts for 50% of total incentive compensation; and personal goals account for 25% of total incentive compensation.

For the named executive officers who do not have direct operating-unit responsibility, the EPS goal and personal goals each account for 50% of total incentive compensation.  As discussed above, the Compensation Committee believes that giving equal weight to financial and personal goals is appropriate because the achievement of personal goals themselves can contribute significantly to the Company's success in both the short and long term.  The annual EPS goal as well as the personal goals of the Company's executive officers are subject to approval by the Compensation Committee.

For financial goals, no incentive compensation is paid if less than 80% of the goal is achieved.  For achievement at 80% or above, the amount paid is calculated by multiplying the portion of incentive compensation allocated to the financial goal by the percentage of the goal that has been achieved up to, but not in excess of a level of achievement of, 120%, irrespective of the level actually achieved.  For personal goals, there is no required minimum level of achievement and no provision is made for exceeding 100% achievement.

The Compensation Committee believes that having a scale of financial achievement avoids an all-or-nothing approach to incentive compensation, which can lead to excessive risk-taking, and avoids a reward for a low level of achievement.  Having no minimum level of achievement for personal goals on the other hand gives the Compensation Committee the flexibility to assess whether or not a low level of achievement or a failure to achieve one or more personal goals is a matter outside of the executive's reasonable control and to act accordingly.

The restricted stock award, which accounts for one-half of incentive compensation, if any, vests in full on the third anniversary of the award date.  The number of shares awarded is calculated by dividing the dollar amount of incentive compensation by the simple average closing price of the Company's common stock during December of the year of the plan.  Using an average price rather than the price on a single day reduces the likelihood that the number of shares awarded will be unusually high or low because of an anomalous stock market fluctuation.

Mr. Barzun.  Because of the part-time nature of Mr. Barzun's employment, his employment agreement bases annual incentive compensation, in the discretion of the Compensation Committee, on the number and scope of non-routine legal matters to which he devotes substantial time during the year and on such other matters as the Compensation Committee deems relevant.

Change in Control Agreements.  As discussed above, in 2011, the Compensation Committee decided to enter into change-in-control severance agreements with the then named executive officers (other than Mr. Barzun), and others, in order to provide them with a level of financial assurance in the event of a termination of employment without cause in the context of a change in control of the Company.  The change-in-control provisions are embodied in the employment agreements of Messrs. MacKenna and Wright and in separate agreements for Mr. Manning and Ms. Brumley.  Mr. Blair does not have a change-in-control agreement.

The financial assurance afforded by the change-in-control provisions is intended by the Compensation Committee to preserve the executive's neutrality in negotiating and implementing a transaction that would result in a change in control of the Company and that could result in the termination of his or her employment for reasons other than cause.  The Compensation Committee believes that a change-in-control payment is only appropriate if the termination of the executive's employment is without cause, which includes a breach by the Company of his or her employment agreement, because the Compensation Committee did not want to provide an incentive to the executive to leave the Company's employ after a change in control.

The Compensation Committee set the amount of the change-in-control severance so that it is not so large as to be a windfall for the executive or a deterrent to a potential acquiror of the Company.  The Compensation Committee determined that an amount equal to three times base salary to be appropriate severance compensation.  This decision was based in part on the fact that the severance amount is substantially below the maximum that is payable without incurring punitive tax consequences under the Internal Revenue Code; that it is substantially below what some other companies provide; and that the amount is adequate to afford the executive sufficient income while seeking other employment.  The Compensation Committee understands that some of the compensation payable to certain executives under the change-in-control agreements may not be deductible under Section 162(m) of the Internal Revenue Code.

In the event of a change in control, the executive's outstanding restricted stock awards vest in full at the closing of the transaction whether or not there is a termination of employment.  The Compensation Committee has decided that this is appropriate because a change in control can result in the Company's shares no longer being publicly traded and can result in a significant change in the Company's business that adversely affects the value of the common stock.

Compensation Policies and Practices — Risk Management.  This section describes the Company's risks that have the potential to be affected by the Company's compensation policies and practices applicable to all employees, and in particular, by its incentive compensation arrangements.

Background.  Compared to other businesses, the Company's business risks that are likely to be affected by compensation policies and practices are relatively straight forward.  Consequently, as in the past, the Compensation Committee elected not to hire an outside adviser in undertaking its review.

The Compensation Committee has reviewed each element of employee compensation that is designed to provide an incentive to the employee to do his or her best work for the Company.  The Compensation Committee then discussed the extent to which, if at all, the employee would be able to manipulate the Company's records or financial statements to artificially achieve or contribute to the achievement of that incentive.  Compensation Committee members then determined whether in their judgment, the risk of such manipulation is material.

As a general matter, the Company's policy with respect to incentive compensation, as opposed to regular wages and salary, is to encourage behavior that will benefit and improve the Company's financial results and financial condition and thereby benefit its shareholders.  Because regular wages and salary are paid periodically, because they are considered to be competitive, and because they are not paid for the achievement of a specific goal, they do not by themselves affect risk-taking.

After the Compensation Committee's review, it is the belief of members that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.  The basis for this belief is discussed below.

The Company's Risks.  Many of the risks that the Company faces are outside the control of management, such as economic and weather conditions; the failure of government agencies to let construction contracts or the cancellation of contracts already let; local, state and federal funding of infrastructure construction and repairs; actions of suppliers; terrorist attacks, and the like.  For a full description of the Company's significant risk factors, see Item 1A. Risk Factors in the Company's 2013 Annual Report on Form 10-K, which is available with this Proxy Statement.

The Company's other major risks can be grouped into four general categories:

•
Bidding on and performing civil construction projects in which the contract for the project is awarded to the lowest bidder.  In low-bid contracts, the prime risk is a failure to accurately estimate the overall risks, requirements and costs involved in the project.  If the Company bids too high it will not win the contract; if it bids too low and wins the contract, lower profits than anticipated or a loss can result.

•
Design-build, CM/GC (construction manager/general contractor) and other alternative project delivery methods.  These projects are ones in which winning the contract depends not only on the bid price, but also on reputation, marketing efforts, quality of design, and the minimization of public inconvenience.  Projects of this kind are often bid and performed by joint ventures in which the Company is only one of two or more participants.  This means that the Company is subject not only to the risk of making an inaccurate bid, but also to the additional risk of design errors by the design/engineering firm, as well as liability for the entire contract if other participants in the joint venture fail to carry out their portions of the contract, or fail to do so in conformity with the contract.

•
The Company's strategy of expanding its market, opportunities, competencies and geographic diversification organically and through acquisitions.  Growth can require the investment of significant capital, and in the case of an acquisition, if the negotiation of the purchase agreement and the subsequent integration of the acquired entity are not successfully performed, significant losses can result.

•
The percentage-of-completion accounting and revenue recognition rules under which the Company is required to prepare its financial statements.  Percentage-of-completion accounting requires management to make monthly, quarterly and annual estimates of the cost of completing projects that are on going at the date of the financial statements.  These estimates directly affect reported profits, and profits are the basis for the award of much of the Company's incentive compensation.

Incentive Compensation and Risk.

Employees Who do not Participate in the Annual Incentive Compensation Plan.  The Company compensates its direct labor and some clerical staff on an hourly basis; the rest of its employees are paid a salary.  All of these employees are eligible to earn bonuses.  Bonuses are paid in cash and are based on an employee's job performance in his or her area of responsibility.  For example, the bonuses of operating personnel are based on project profitability, personal growth, work ethic, difficulty of projects, and operating unit profitability.  These jobs by their very nature are not ones that require risk-taking for the employee to be successful; rather they require attention to detail and the avoidance and minimization of risk.  Although bonuses for these employees are generally not promised or quantified in advance, the Compensation Committee believes that the tradition of paying bonuses encourages employees to be careful and diligent in their job performance.  Project managers' estimates of the cost to complete their contracts are reviewed by senior managers, and from year to year are compared to prior year's actual results.  In this way, senior management can determine whether a project manager's estimates are generally accurate.  A material variance between estimates and actual results can lead to termination of employment.

Annual Incentive Plan Participants.  The Company compensates certain of its officers and certain of the officers of its operating units under the terms of written employment agreements.  When these employment agreements come up for renewal, the Compensation Committee considers whether and to what extent the incentives in those agreements continue to meet the Company's incentive and risk management objectives.  Participants in the 2013 Incentive Compensation Plan are eligible to earn incentive compensation based on the earnings before interest and taxes (EBIT) of their operating units and on personal goals.  The Compensation Committee believes that EBIT is a good measure of operating performance because it is EBIT on which operating personnel have the most direct effect.  EBIT targets for a given year are derived from the budget, which represents the best estimate of results for the following year as determined jointly by senior management of the operating unit and the Company, and are subject to the approval of the Board.  Therefore, while budgets may reflect an optimistic assessment of the future, by their nature, they should not require extreme effort to achieve.  In addition, excessive risk-taking could directly and adversely affect EBIT and therefore the participant's incentive compensation.

The incentive compensation of Messrs. MacKenna, Wright and Manning is based on a total Company earnings-per-share goal and personal goals.  The Compensation Committee believes that neither of these goals creates or encourages excessive risk-taking for the following reasons.

•	The bid preparation process, whether for a low-bid contract or a design-build contract, requires careful, meticulous and diligent estimation and calculation of all aspects of the project.

•	The estimates required for percentage cost-of-completion accounting are subject to review, verification and audit.

•	No extreme effort or risk-taking by executive officers will necessarily result in a large increase in net income.

•
No incentive pay is awarded for completing a single task, such as winning a contract, making a capital investment or completing an acquisition.  The officer only benefits if the contract, investment or acquisition is profitable and thereby contributes to the financial success of the Company.  This avoids creating an incentive to achieve short-term results at the expense of longer-term results.

The Compensation Committee has determined that cost-of-completion accounting is the most likely to encourage manipulation of financial results and therefore deserves further discussion of the monitoring and mitigation of the risk.  In the course of its annual audits, the Company's outside auditor reviews the current year's cost-to-complete estimates and compares them to actual, prior-year results, so that over a period of several years, any manipulation of results would become evident.  In addition, since most of the Company's large projects are performed over the course of more than one calendar year, an under-estimate of the cost-to-complete in order to inflate profits in one year would have the effect of reducing profits in the following year.  In addition, members of senior management of the Company hold a significant number of shares of the Company's common stock, so that any potential incentive to manipulate short-term results is offset by the knowledge that to do so could have long-term, adverse consequences and a negative effect on the value of their own holdings of shares of the Company.  The Compensation Committee has formed a judgment that the integrity of the members of senior management is the most valuable element in mitigating this risk.  Finally, the Company's policy on so-called 'claw-backs' requires a repayment of any over-payment of incentive compensation that was based on financial statements that are subsequently restated, whether or not the employee was culpable with respect to the error, event, act or omission that caused the restatement to be made.

Equity Compensation.  In the past, the Company awarded options to a wide variety of employees that vested over a number of years in order to give them a long-term perspective on the success of the Company.  More recently, for the same purpose, the Company has awarded officers of the Company's operating units restricted stock that may not be sold or transferred for a period of years and that are subject to forfeiture under certain circumstances, such as termination of employment for cause, or resignation.  Under the 2013 Incentive Compensation Plan, one-half of the incentive compensation of participants is paid in cash, and one-half in the form of restricted stock awards.  Any excessive risk-taking would only jeopardize the value of these awards.

The Compensation Committee monitors compensation-related risks annually when year-end financial results are available and the achievement of personal goals is assessed.

Employment Agreements of the Named Executive Officers.  For the effects of termination of employment under the employment agreements of the named executive officers, see the section below entitled Potential Payments upon Termination or Change-in-Control.

The following table shows the material financial features of the employment agreements for 2013 of the named executive officers.  Mr. Blair does not have an employment agreement.

Name	Annual Salary	Target Incentive Compensation as a Percent of Salary	Guaranteed 2013 Incentive Compensation ($)	2013 Restricted Stock Award (#)
Peter E. MacKenna	$600,000	120%	216,000	100,000
Thomas R. Wright	$350,000	120%	—	10,000
Brian R. Manning	$315,000	40%	—	—
Elizabeth D. Brumley(1)	$315,000	N/A	—	—
Roger M. Barzun(2)	$100,000	N/A	—	—

(1)
Ms. Brumley's employment agreement provided for incentive compensation based on a percentage (16.5%) of an executive incentive compensation pool consisting of 4% of the Company's defined earnings provided that a minimum 5% average three-year return on equity is achieved.  Ms. Brumley waived any 2013 incentive compensation in connection with her leaving the Company.

(2)
Mr. Barzun's incentive compensation is wholly within the discretion of the Compensation Committee and is based on the number and scope of non-routine legal matters to which he devoted substantial time during the year, and on such other matters as the Compensation Committee deems relevant.

Mr. MacKenna's Employment Agreement.  Effective September 1, 2012, Mr. MacKenna was elected to succeed Patrick T. Manning as Chief Executive Officer of the Company, and the Company entered into an employment agreement with him.  The employment agreement has no fixed term, but continues in effect until terminated by the Company or by Mr. MacKenna.  The employment agreement provides for a signing bonus of $250,000; relocation expense reimbursement and reimbursement for any income taxes he pays on the relocation benefits; a base annual salary of $600,000 with merit and cost of living increases subject to the discretion of the Compensation Committee, starting with the calendar year 2014; a restricted stock award in each of 2012 and 2013; and an incentive compensation target of 120% of base salary.

The 2012 restricted stock award was for 100,000 shares of the Company's common stock that are subject to restrictions that expire in five equal annual installments.  The 2013 award was for an additional 100,000 shares of Company common stock that are subject to restrictions that expire on March 31, 2018 if the Company has achieved a 5% average return on equity for the five calendar years ended December 31, 2017.

Mr. McKenna's incentive compensation for the four-month period in 2012 that he was an employee of the Company was based on his providing to the Board reports on certain matters that the Board had an immediate interest in, including a 2013 Company budget.

One-half of any incentive compensation payable to Mr. MacKenna is based on the Company achieving an earnings-per-share (EPS) goal, and one-half on Mr. MacKenna achieving personal goals, all of which are established by the Compensation Committee in consultation with him.  The Company guaranteed payment of $216,000 of his potential 2013 incentive compensation to reflect the fact that his ability to affect 2013 financial results may be limited by his short-term tenure at the Company.

No incentive compensation is paid for the EPS goal if less than 80% is achieved; above the 80% threshold, payment is calculated by multiplying the percentage achieved by the target incentive amount up to, but not in excess of a 120% level of achievement.  Of any incentive compensation earned, 70% is payable in cash and 30% is payable in shares of common stock of the Company subject to restrictions on sale or other transfer that expire at the end of a three-year restriction period unless earlier forfeited because of a termination of employment without cause or a resignation of his employment.  The number of shares awarded is calculated using the average closing price of the Company's common stock during December of the year for which the incentive compensation is paid.

Mr. Wright's Employment Agreement.  Effective September 25, 2013, Mr. Wright was elected to succeed the company's interim Chief Financial Officer, Kevan M. Blair, and the Company entered into an employment agreement with him.  The employment agreement has a term of one year with automatic annual renewals, unless the Company gives Mr. Wright notice of non-renewal sixty days prior to an annual renewal date.  The employment agreement provides for a base annual salary of $350,000 subject to annual reviews for merit increases; a signing bonus of $100,000; a restricted stock award of 10,000 shares that provides for the restrictions to expire in three substantially equal annual installments on the first three anniversaries of the September 25, 2013 award date; an incentive compensation target of 120% of base salary; and reimbursement of relocation expenses.

As noted above, Mr. Wright's incentive compensation is provided for in the Company's annual incentive compensation plans.  For 2013, his incentive compensation was pro rated based on the length of time in 2013 that he was an employee of the Company, and on financial and personal goals established by the Company's Chief Executive Officer and the Audit Committee.

Mr. Manning's Employment Agreement.  Mr. Manning's employment agreement became effective on January 1, 2011 and expired on December 31, 2013.  The agreement established an annual salary of $315,000 for the term of the agreement and provided for annual incentive compensation expressed as a percentage of an incentive compensation pool equal to 4% of defined net income.  For 2013, Mr. Manning elected to participate in the Company's 2013 Incentive Compensation Plan rather than have his incentive compensation determined by his employment agreement.  For a description of the 2013 Incentive Compensation Plan, see the section entitled The 2013 Incentive Compensation Plan under the heading Levels of Compensation — Incentive Compensation, above.

Ms. Brumley's Employment Agreement.  Ms. Brumley's employment agreement became effective on February 1, 2011.  In connection with her departure from the Company in May 2013, Ms. Brumley was paid $367,000 as severance compensation; the Company released the restrictions on the 2,166 shares of stock that were awarded to her for 2012, and she waived any 2013 incentive compensation.

Mr. Blair.  Mr. Blair does not have an employment agreement.

Mr. Barzun's Employment Agreement.  Mr. Barzun's employment agreement became effective in March 2006 and continues until terminated by the Company or by Mr. Barzun.  His salary is subject to annual merit increases and he is eligible to earn an annual cash bonus, both in the discretion of the Compensation Committee, based on the number and scope of non-routine legal matters to which he devoted substantial time during the year, and on such other matters as the Compensation Committee deems relevant.

Potential Payments upon Termination or Change-in-Control. The following table describes the payments and other obligations of the Company under the employment agreements and change-in-control agreements of the named executive officers at, following, or in connection with, any termination of employment or change in control of the Company.

In every instance of termination, the Company is required to pay the executive any accrued but unpaid salary through the date of termination and any other legally-required payments through that date.

For those with an employment agreement, irrespective of the reason for termination, the named executive officers are prohibited from competing with the Company or soliciting its employees or customers for a period of twelve months or for the post-employment period, if any, for which the executive is entitled to be paid salary, whichever period is longer.

The table also shows the estimated cost to the Company had the executive's employment terminated on December 31, 2013.  Because Mr. Manning's employment agreement expired on that date; Ms. Brumley was not an employee of the Company on that date; and Mr. Blair does not have an employment agreement, none of them are entitled to any specified termination benefits.  Mr. Manning has a change-in-control agreement that is described below.

Event	The Company's Payment & Other Obligations
Termination by the Company without cause or because of the executive's involuntary resignation.(1)
Mr. MacKenna:  Payment in a lump sum of an amount equal to eighteen months' salary (which at December 31, 2013 would have been $900,000).
Payment of any incentive compensation that would have been earned had the executive remained an employee of the Company through the end of the calendar year in which his employment terminated, and payment in cash of any incentive compensation otherwise payable in shares of restricted stock.
Reimbursement of COBRA expenses for an 18-month period, at a cost to the Company of approximately $28,514.

Mr. Wright:  Payment in a lump sum of an amount equal to twelve months' salary (which at December 31, 2013 would have been $350,000).
Payment of any incentive compensation that would have been earned had the executive remained an employee of the Company through the end of the calendar year in which his employment terminated, and payment in cash of any incentive compensation otherwise payable in shares of restricted stock.
Reimbursement of COBRA expenses for a 12-month period, at a cost to the Company of approximately $19,009.

Mr. Barzun: Payment in installments of twelve months' salary (currently $100,000).
Termination by reason of the executive's death or permanent disability.
Messrs. MacKenna & Wright:  Payment to the executive or his personal representative, as the case may be, of a portion of any incentive compensation that would have been earned had the executive remained an employee of the Company through the end of the calendar year in which the executive's employment terminated, based on the number of days during the year that the executive was an employee of the Company, and payment in cash of any incentive compensation otherwise payable in shares of restricted stock.

Event	The Company's Payment & Other Obligations

Mr. Barzun: Payment of any incentive compensation that would have been awarded to him had the executive remained an employee of the Company through the end of the calendar year in which termination of employment occurred.

Termination by the Company for cause.(2)	All of the executive's stock options terminate and all shares of stock awarded by the Company that are then still subject to restrictions are forfeited.
Voluntary resignation by the executive.
If the resignation occurs during a calendar year, the Company is not obligated to pay the executive any incentive compensation. If the resignation occurs at or after the end of a calendar year, the Company is obligated to pay the executive any earned (or awarded) incentive compensation for the completed year. Accordingly, there is no additional cost to the Company by reason of a voluntary resignation.

Change-in-control without a termination of employment.	The Company has no payment obligations.
Change-in-control preceded or followed by a termination of employment without cause.
Mr. MacKenna: If the termination of employment without cause occurs during a period starting ninety days before and ending two years after a change-in-control, the Company is obligated to pay him in a lump sum $1.8 million, less eighteen months' salary, which at December 31, 2013 would be $900,000 for a net payment of $900,000. In addition, the restrictions on his outstanding restricted stock awards expire.(3)

Mr. Wright: If the termination of employment without cause occurs during a period starting ninety days before and ending six months after a change-in-control, the Company is obligated to pay him in a lump sum $525,000 less twelve months' salary (which at December 31, 2013 would be $350,000) for a net payment of $175,000. In addition, the restrictions on his outstanding restricted stock awards expire.(3)

Mr. Manning: If the termination of employment without cause occurs during a period starting thirty days before and ending two years after a change-in-control, the Company is obligated to pay him in a lump sum an amount that when added to any severance otherwise then payable to him equals $945,000. In addition, the restrictions on his outstanding restricted stock awards expire.(3)

(1)
A termination without cause is a termination for any reason other than for cause, permanent disability, death or voluntary resignation.

An executive is considered to resign involuntarily when his resignation is the result of a breach by the Company of a material provision of his employment agreement, and the Company fails to cure the breach within thirty days.

(2)
The term "cause" is a defined term in the agreements and means what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities after notice, and the like.

(3)	The accelerated release of restrictions imposes no additional cost on the Company, but does accelerate the recognition by the Company of the cost of the award.

Summary Compensation Table for 2013.  The following table sets forth all compensation awarded to, earned by, or paid to the named executive officers for 2013, namely:

•	Peter E. MacKenna, the Company's principal executive officer.

•	Thomas R. Wright, the Company's principal financial officer since September 25, 2013.

•	Brian R. Manning, the Company's Executive Vice President & Chief Business Development Officer.

•	Elizabeth D. Brumley, the Company's principal financial officer until May 22, 2013.

•	Kevan M. Blair, the Company's principal financial officer from May 22 to September 25, 2013.

•	Roger M. Barzun, the Company's Senior Vice President & General Counsel.

The Company paid compensation to these executive officers in 2013 according to the terms of their employment agreements except for Mr. Blair, who did not have an employment agreement.  The Company does not pay any additional compensation to any executive officer for serving on the Board of Directors.  The amounts include any compensation that was deferred by the executive through contributions to his or her defined contribution plan account under Section 401(k) of the Internal Revenue Code.  All dollar amounts are rounded to the nearest dollar.

Name and Principal Position	Year	Salary ( $ )	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compen- sation(3) ($)	Total ($)
Peter E. MacKenna Chief Executive Officer (principal executive officer)	2012 2013	184,615 600,000	250,000 —	977,000 994,000	250,000 216,000	40,026 71,976	1,701,641 1,881,976
Thomas R. Wright Chief Financial Officer (principal financial officer) since September 25, 2013	2013	84,808	100,000	92,600	56,384	43,502	377,294
Brian R. Manning Executive Vice President & Chief Business Development Officer	2011 2012 2013	315,000 315,000 321,058	— 10,009 —	— 20,017 —	— 20,017 51,187	7,792 10,000 7,611	322,792 375,043 379,856
Elizabeth D. Brumley Executive Vice President & Chief Financial Officer (principal financial officer) to May 22, 2013	2011 2012 2013	288,750 315,000 139,327	— 10,009 —	— 20,017 —	— 20,017 —	— 10,000 372,331	288,750 375,043 511,658
Kevan M. Blair Chief Financial Officer (principal financial officer) from May 22 to September 25, 2013	2013	212,941	68,750(4)	—	—	4,882	286,573
Roger M. Barzun Senior Vice President & General Counsel	2011 2012 2013	100,000 100,000 100,000	120,000 120,000 120,000	— — —	— — —	— — —	220,000 220,000 220,000

(1)
This is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, namely the number of shares of common stock multiplied by the closing price of the Company's common stock on the award date. The accounting for stock awards is described in Note 15 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
Mr. MacKenna's incentive compensation is payable 70% in cash and 30% in shares of restricted stock pursuant to his employment agreement.
Messrs. Wright's and Manning's incentive compensation for 2013 was paid one-half in cash and one half in shares of restricted stock pursuant to the Company's 2013 Incentive Compensation Plan.
For incentive compensation that is payable in restricted stock, the number of shares is based on the simple average closing price of the Company's common stock during December 2013 ($11.69 per share.)

(3)	A breakdown of the amounts shown in this column is set forth in the table below.
(4)	Of this amount, $25,000 was paid in the form of a common stock award based on the closing price of the Company's common stock on the award date.

Name	Year	Company Contribution to 401(k) Plan Account ($)	Relocation Expenses Paid or Reimbursed by the Company ($)	COBRA Reimbursement	Severance Compensation
Peter E. MacKenna	2012 2013	— —	32,415 49,114	7,611(1) 22,862(1)	—
Thomas R. Wright	2013	2,154	41,348	—	—
Brian R. Manning	2011 2012 2013	7,792 10,000 7,611	— — —	— — —	— — —
Elizabeth D. Brumley	2011 2012 2013	— 10,000 5,331	— — —	— — —	— — 367,000
Kevan M. Blair	2013	4,882	—	—	—
Roger M. Barzun	2011 2012 2013	— — —	— — —	— — —	— — —

(1)
Mr. MacKenna's employment agreement provides that in lieu of participating in the Company's health insurance program, he may elect to have the Company reimburse him the cost of maintaining the health coverage of his former employer pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for so long as it is available to him.

Grants of Plan-Based Awards for 2013.  The following table shows each grant of an award in 2013 to the named executive officers under a Company plan.  It does not show the amounts actually paid to the executives for 2013.  Those amounts can be seen in the Summary Compensation Table for 2013, above.  No grants of stock options were made to the named executive officers in 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (6) ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold	Target	Maximum
Peter E. MacKenna (1)		216,000	720,000	792,000	—	N/A
Thomas R. Wright (2)		59,203	112,767	124,044	—	N/A
Brian R. Manning (2)		66,150	126,000	138,600	—	N/A
Elizabeth D. Brumley (3)		—	—	—	—	N/A
Kevan M. Blair (4)		—	—	—	—	N/A
Roger M. Barzun (5)		—	—	—	—	N/A

(1)	Mr. MacKenna's incentive compensation is provided for in his September 1, 2012 employment agreement.

In the table, the Threshold is the amount that he was guaranteed as minimum incentive compensation for 2013.  The Target is the amount of incentive compensation that he was eligible to earn if he completed all his personal goals and the Company met 100% of the 2013 financial goal.  The Maximum represents the amount that he would earn if he were to achieve all of his personal goals, and the Company were to exceed the 2013 financial goal by 20%, which is the level above which no further incentive compensation can be earned.

Seventy percent of Mr. MacKenna's incentive compensation is payable in cash, and thirty percent is payable in the form of a restricted stock award in which the number of shares is based on the simple average of the daily closing prices of the Company's common stock in December of the year for which incentive compensation is paid ($11.69 for December 2013).  The restrictions on the shares expire on the third anniversary of December 31 of the year for which incentive compensation is paid.

(2)
Mr. Manning and Mr. Wright (who joined the Company on September 25, 2013) were eligible to earn incentive compensation under the Company's 2013 Incentive Compensation Plan, which was adopted by the Compensation Committee on May 9, 2013.  The amounts in the table for Mr. Wright represent 27% of the Threshold, Target and Maximum amounts that would apply had he been an employee of the Company during all of 2013.

Under the 2013 Incentive Compensation Plan, no incentive compensation is earned for the financial goal if less than 80% of the goal is met.  There is no required minimum level of achievement for personal goals.  Absent a threshold for personal goals, in the table the Threshold reflects an 80% achievement of the financial goal, and a notional 25% achievement of personal goals.  The Target is the amount of incentive compensation that the executive was eligible to earn if all personal goals were achieved, and the Company met 100% of the 2013 financial goal.

The Maximum represents the amount that the executive would earn if he were to achieve all of his personal goals, and the Company were to exceed the 2013 financial goal by 20%, which is the level above which no further incentive compensation can be earned.

Under the 2013 Incentive Compensation Plan, half of any incentive compensation is payable in cash, and half is payable in the form of a restricted stock award in which the number of shares is based on the simple average of the daily closing prices of the Company's common stock in December 2013 ($11.69).  The restrictions on the shares expire on the third anniversary of the February 5, 2014 award date.

(3)
Ms. Brumley's incentive compensation for 2013 was based on a percentage of an executive incentive compensation pool equal to 4% of the Company's income before income taxes reduced for earnings attributable to noncontrolling interests and after adding back any accrual of the incentive compensation itself, to avoid circular calculations.  This adjusted net income amount is referred to in her employment agreements as defined earnings.  No incentive compensation is paid for a given year if there are no defined earnings or if at the end of a given year, a 5% trailing three-year average return on equity target is not met.  For 2013, neither financial goal was met.  The level of incentive compensation that can be earned is linear and in direct proportion to the amount of defined earnings; accordingly, there are no threshold, target or maximum amounts.  The payment of 20% of any earned incentive compensation is based on the level of achievement of personal goals with no threshold level of achievement required, but if there are no defined earnings, no incentive compensation is payable irrespective of the achievement of personal goals.

(4)
Mr. Blair's incentive compensation for 2013 was not paid under any plan.  The Company awarded him a one-time bonus for his work as interim Chief Financial Officer during a portion of 2013, and the senior management of the Company's Ralph L. Wadsworth Construction Company (RLW) subsidiary, in their sole discretion, awarded him incentive compensation in his capacity as Chief Financial Officer of RLW during 2013.

(5)
Mr. Barzun's incentive compensation for a given year is not planned-based, but is wholly within the discretion of the Compensation Committee.  Accordingly, Mr. Barzun's possible payout at any level for 2013 can not be estimated.

(6)	For the incentive compensation actually paid to the named executive officers for 2013, see the Summary Compensation Table for 2013, above.

For a more detailed description of the 2013 Incentive Compensation Plan, see the section, above, entitled The 2013 Incentive Compensation Plan under the heading Levels of Compensation — Incentive Compensation.

For a description of the executives' employment agreements, see the section, above, entitled Employment Agreements of the Named Executive Officers.
______________

Option Exercises and Stock Vested for 2013.  The following table shows information concerning each exercise of a stock option and each vesting of stock, including restricted stock, during 2013 for each of the named executive officers, but on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (3) ($)
(a)	(b)	(c)	(d)	(e)
Peter E. MacKenna	—	—	20,000	188,800
Thomas R. Wright	—	—	—	—
Brian R. Manning	6,500	44,565	—	—
Elizabeth D. Brumley(1)	—	—	2,166	25,667
Kevan M. Blair(2)	—	—	—	—
Roger M. Barzun	—	—	—	—

(1)	The vesting of Ms. Brumley's restricted stock award was accelerated in connection with her leaving the Company.

(2)	Mr. Blair received a fully-vested stock bonus award of 2,784 shares with a value on the award date of $25,000.

(3)	The Value Realized on Vesting is based on the closing price of the Company's common stock on the date the shares vested.

Outstanding Equity Awards at December 31, 2013.  The following table shows certain information concerning un-exercised stock options and unvested restricted stock awards that were outstanding on December 31, 2013 for each named executive officer.  No other equity awards have been made to the named executive officers.  All stock awards vest in the event of a change in control of the Company

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price/Share ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter E. MacKenna	—	—	—	—	—	180,000(1)	2,111,490
Thomas R. Wright	—	—	—	—	—	10,000(2)	117,300
Brian R. Manning	—	—	—	—	—	2,166(3)	25,407
Elizabeth D. Brumley	—	—	—	—	—	—	—
Kevan M. Blair	—	—	—	—	—	1,820(4)	21,349
Roger M. Barzun	2,000	—	3.10	8/12/2004(5)	8/12/2014	—	—

(1)
The restrictions on 20,000 of these shares expire on September 19 in each of the years 2014 through 2017.  The balance of 100,000 shares vests on March 31, 2018 provided that the Company's average return on equity for the five calendar years ended December 31, 2017 is equal to or exceeds 5%.  All of the shares vest in full if the executive officer's employment is terminated by the Company without cause (as defined in his employment agreement); because of a breach of the agreement by the Company; and on the effective date of a change in control of the Company.

(2)	These shares vest in three substantially equal installments on each of the first three anniversaries of the September 25, 2013 award date.

(3)	These shares vest on the third anniversary of the March 21, 2013 award date.

(4)	Of these shares, 789 vest on March 10, 2016 and 1,031 vest on March 8, 2017.

(5)
This option vested in equal installments on the grant date and the first three anniversaries of the grant date.  The option agreement provides that upon a change in control of the Company, the option becomes exercisable in full.  As indicated in the table above, the option is already exercisable in full.

Equity Compensation Plan Information.  The following table contains information at December 31, 2013 about compensation plans (including individual compensation arrangements) under which the Company has authorized the issuance of equity securities.

Plan Category (1)	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders:	10,500	3.10	123,751
Equity compensation plans not approved by security holders:	None	N/A	N/A

(1)
The Company has only one outstanding compensation plan under which the Company has authorized the issuance of equity securities, the Stock Incentive Plan.  That plan and subsequent amendments of it have been approved by stockholders other than an amendment that provides that the Company may not, without obtaining stockholder approval, amend the terms of outstanding options or stock appreciation rights to reduce their exercise price; cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or cancel outstanding options or stock appreciation rights with an exercise price above the current stock price in exchange for cash or other securities.

________________

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative total stockholder return on its common stock for the last five years with the Dow Jones US Index, a broad market index, and the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction.  Both indices are published in The Wall Street Journal.  The returns are calculated assuming that an investment with a value of $100 was made in the Company's common stock and in each index at the end of 2008, and that all dividends were reinvested in additional shares of common stock, although the Company has paid no dividends during the periods shown.  The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates.  The stock performance shown on the graph is not intended to be indicative of future stock performance.

	December 2008 ($)	December 2009 ($)	December 2010 ($)	December 2011 ($)	December 2012 ($)	December 2013 ($)
Sterling Construction Company, Inc.	100.00	103.29	70.37	58.12	53.64	63.30
Dow Jones US Total Return Index	100.00	128.79	150.24	152.26	177.11	235.51
Dow Jones US Heavy Construction Index	100.00	114.31	146.77	121.00	146.93	192.89

TRANSACTIONS WITH RELATED PERSONS.

This section describes transactions since the beginning of 2013 and currently proposed transactions in which the Company or its affiliates was or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Kip L. Wadsworth.  Mr. Wadsworth was a director of the Company until May 2013.

In December 2009, the Company acquired an 80% membership interest in Ralph L. Wadsworth Construction Company, LLC (RLW).  The purchase agreement gave the sellers, Messrs. Kip, Con, Tod and Ty Wadsworth, who are brothers, the right to put (or sell) their remaining 20% membership interests in RLW to the Company, and concurrently gave the Company the right to call (or acquire) their 20% membership interests, in each case within the sixty-day period after the Company filed its Annual Report on Form 10-K for the calendar year 2012.

On December 31, 2012, the Company exercised its call right and purchased the remaining 20% membership interests in RLW.  The call was exercised prior to the filing of the Annual Report on Form 10-K in order to make payment of the purchase price to the Wadsworths in 2012, as well as to retain the continued employment of three of the Wadsworth brothers, Kip Wadsworth, Chief Executive Officer of RLW as well as Con Wadsworth, President of RLW, and Tod Wadsworth, Vice President Business Development of RLW, all of whose employment agreements were due to expire on December 31, 2012.

The purchase price of $23.1 million was determined by a formula set forth in the December 2009 purchase agreement, but was based on estimated financial results for 2012, and accordingly, was made subject to adjustment when financial results for 2012 were available.  After re-computing the formula with the final results, the total purchase price was $23.7 million.

The Company also agreed to accelerate the payment of the 2012 incentive compensation of Mr. Wadsworth and his three brothers in 2012, with a similar adjustment to be made after year end based on final 2012 financial results.

For 2013, RLW paid Kip Wadsworth, as Chief Executive Officer of RLW, salary of $382,289.  No incentive compensation or bonus for 2013 was paid to him.

Mr. Wadsworth and some of his immediate family members are part owners of the following companies with which RLW had a business relationship in 2013.  Their ownership interests are shown in the table below.

•
Wadsworth Development Group, LLC (WDG).  In 2013, as part of a monthly service agreement, RLW provided WDG with office supplies, payroll services, computers, IT services, telephone service and the like on a monthly basis for total billings to WDG in 2013 of $869,683.

•	Wadsworth Corporate Center Building A, LLC (WCC), Wadsworth Dannon Way, LLC (WDW) and Wadsworth & Sons III (W&S3). In 2013, RLW leased —

o	its primary office space from WCC at an annual rent of $285,932 plus common area maintenance charges of $103,970;

o	a facility for RLW's equipment maintenance shop from WDW at an annual rent of $185,838 plus common area maintenance charges of $75,655; and

o	a facility from W&S3 to provide temporary living quarters for field employees at an annual rent of $27,743 plus common area maintenance charges of $15,735.

The WCC and WDW leases expire in 2022 and the W&S3 lease expires in 2014.

•
Big Sky, LLC.  Big Sky, LLC is an entity owned and managed by W&S3.  Big Sky owns a plane that RLW rented in 2013 for certain business travel of its employees, including Mr. Wadsworth, and for which RLW paid Big Sky rental fees and expenses totaling $32,438.

Name (Relationship)	WDG	WCC	WDW	W&S3
Kip L. Wadsworth	24.50%	24.50%	19.60%	28.25%
Con L. Wadsworth (brother)	24.50%	24.50%	19.60%	24.69%
Tod L. Wadsworth (brother)	24.50%	24.50%	19.60%	24.69%
Ty L. Wadsworth (brother)	24.50%	24.50%	19.60%	22.37%
Nic L. Wadsworth (brother)	—	—	19.60%	—
Ralph L. Wadsworth (father)	1.00%	1.00%	1.00%	—
Peggy Wadsworth (mother)	1.00%	1.00%	1.00%	—

RLW is the general contractor on a parking structure, in Glendale, Colorado, that was completed in 2013 and the owner of which is Real Estate Opportunity Capital Fund LP, also known as the ROC Fund 1, a private equity firm specializing in commercial and residential real estate.  Kip Wadsworth has an investment in ROC Fund 1 of less than 1%.

Kip Wadsworth is a brother of Guy Wadsworth, who is the owner of Wadsworth Brothers Construction Company.  Wadsworth Brothers Construction Company and RLW were both 12.5% members of a $1.1 billion joint venture with Fluor Corporation and Ames Construction, Inc. on a construction project covering 23 miles of Interstate Highway 15 in Utah, which was completed in 2013.

Policies & Procedures for the Review, Approval or Ratification of Transactions with Related Persons.

General.  The Board's policy on transactions between the Company and related persons is set forth in the written charter of the Audit Committee.  The policy requires the Audit Committee to review in advance the terms of any transaction between the Company (including its subsidiaries) and a director, executive officer, nominee for election as a director, or stockholder; and any of their affiliates or immediate family members that involves more than $100,000.  If the Audit Committee approves the transaction, it must do so in compliance with Delaware law and report it to the full Board.

Kip L. Wadsworth.  As part of its due diligence review prior to the acquisition of its 80% interest in RLW, the Company reviewed the relationships and transactions between RLW, Mr. Wadsworth and Mr. Wadsworth's family members, and concluded that the prices being charged to RLW or by RLW, as the case may be, are competitive and no less favorable to RLW than could be obtained from unrelated third parties.  Any new transaction will be taken under consideration in advance by the Audit Committee and will be reviewed by an independent audit firm retained by the Audit Committee to ensure, among other considerations, that it is in compliance with Delaware law and is likewise on terms that are no less favorable to the Company than could be obtained from unrelated third parties.

INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES

A representative of the Company's independent registered public accounting firm, Grant Thornton LLP, is expected to be available at the Annual Meeting and will have the opportunity to make a statement, if he or she wishes, and to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees that Grant Thornton billed to the Company for the years ended December 31, 2013 and 2012.

Fee Category	2013	Percentage Approved by the Audit Committee	2012	Percentage Approved by the Audit Committee
Audit Fees:	$800,140	100%	$ 862,326	100%
Audit-Related Fees:	—	N/A	—	N/A

Fee Category	2013	Percentage Approved by the Audit Committee	2012	Percentage Approved by the Audit Committee
Tax Fees:	—	N/A	—	N/A
All Other Fees:	—	N/A	—	N/A

Audit Fees.  In 2013 and 2012, audit fees included the fees and expenses for Grant Thornton's audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K for those years; the reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q; the resolution of issues that arose during the audit process; attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002; and other audit services that are normally provided in connection with statutory and regulatory filings.

Of the audit fees for 2013 reflected in the above table, $521,060 had been billed by December 31, 2013.  Of the audit fees for 2012 reflected in the above table, $372,599 had been billed by December 31, 2012.

Audit-Related Fees.  In 2013 and 2012, the Company incurred no fees in this category.

Tax Fees.  The Company's independent registered public accounting firm occasionally provides tax consulting services to the Company.  No fees for such services were incurred in 2013 or 2012.

All Other Fees.  In 2013 and 2012, there were no fees related to any other services provided to the Company.

Procedures for Approval of Services.  All requests for services that are to be provided by the Company's independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding estimated fees, are submitted to both the Company's Chief Financial Officer and the Chairman of the Audit Committee.  The Chief Financial Officer authorizes services that have been approved by the Audit Committee within pre-set limits.  If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Committee is consulted for a determination.  The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee.  The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present at the 2015 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than December 10, 2014 in order to be considered timely received.

By Order of the Board of Directors
Roger M. Barzun, Secretary

APPENDIX I

Amendment of Article IV of the Certificate of Incorporation

"Section 4.1(b) of Article IV of the Corporation’s Certificate of Incorporation shall be amended to read in its entirety as follows:

"(b)	The number of shares of Common Stock that the Corporation has authority to issue is twenty-eight million (28,000,000) with a par value of one cent ($0.01) per share.""
_______________________________________________

APPENDIX II

Amendment of Article VI of the Certificate of Incorporation

"Section 6.2 of Article VI of the Corporation’s Certificate of Incorporation shall be amended to read in its entirety as follows:

"6.2	Election of Directors.

(a)
At the first annual meeting of stockholders of the Corporation, the directors shall be divided into three classes as nearly equal in number as reasonably possible, with the initial term of office of directors of the first class to expire at the second annual meeting of stockholders of the Corporation, the initial term of office of directors of the second class to expire at the third annual meeting of stockholders of the Corporation, and the initial term of office of directors of the third class to expire at the fourth annual meeting of stockholders of the Corporation.

(b)	From and after the 2015 annual meeting of stockholders, the directors shall be elected as follows:

(i)	At the 2015 annual meeting of stockholders, the successors to the directors of the class whose terms of office expire at the 2015 annual meeting of stockholders shall be elected for one-year terms.

(ii)	At the 2016 annual meeting of stockholders, the successors to the directors of each class whose terms of office expire at the 2016 annual meeting of stockholders shall be elected for one-year terms.

(iii)
At the 2017 and succeeding annual meetings of stockholders, all directors of the Corporation shall be elected for one-year terms that expire at the next annual meeting of stockholders, and the directors of the Corporation shall cease to be divided into classes pursuant to Section 141(d) of the General Corporation Law of the State of Delaware.

(c)	All directors shall hold office until the expiration of their terms and until their successors are elected and qualified, except in the case of death, resignation or removal of a director.""

______________

[Form of Proxy]

STERLING CONSTRUCTION COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the "Company") to be held on May 9, 2014 at 9:00 a.m., local time, at One Hughes Landing, 1800 Hughes Landing Boulevard (2nd Floor), The Woodlands, Texas 77380 (the "Annual Meeting"); and revoking all prior proxies, hereby appoint(s) Patrick T. Manning, Thomas R. Wright, and Roger M. Barzun, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
STERLING CONSTRUCTION COMPANY, INC.
May 9, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes  it  easy  to go paperless.  With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS; AND FOR PROPOSALS 2, 3, 4, 5 and 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   x

1. Election of Directors
Nominees	For	Against	Abstain
Marian M. Davenport
Robert A. Eckels
Joseph P. Harper, Sr.
Charles R. Patton
Paul J. Varello
2. To approve the adoption of an amendment of Article IV of the Company's Certificate of Incorporation to increase the number shares of common stock that the Company is authorized to issue.
3. To approve the adoption of an amendment of Article VI of the Company's Certificate of Incorporation to declassify directors.
4. To approve the adoption of an amendment of the Company's Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan.
5. To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2014.
6. Advisory vote to approve named executive officer compensation.
The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to the election of directors or proposals 2, 3, 4, 5 or 6 specified above, this proxy will be voted FOR the election of each director; and FOR Proposals 2, 3, 4, 5 and 6. All proposals are made by the Board of Directors.

IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY. YOU DO NOT NEED TO MARK ANY BOXES.
Signature of Stockholder	Date	Signature of Stockholder	Date